     As Filed with the Securities and Exchange Commission on May 24, 1999

                                                     Registration No. 333-78819

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               BB&T CORPORATION
            (Exact name of registrant as specified in its charter)

     North Carolina                  6060                    56-0939887
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
      jurisdiction        Classification Code Number)  Identification Number)
   of incorporation or
      organization)

                               ----------------

                            200 West Second Street
                      Winston-Salem, North Carolina 27101
                                (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                  including area code, of agent for service)

                               ----------------

                 The Commission is requested to send copies of
                            all communications to:

             Peter A. Zorn                      Walter G. Moeling, IV
 Womble Carlyle Sandridge & Rice, PLLC Powell, Goldstein, Frazer & Murphy LLP
  200 West Second Street, 17th Floor    191 Peachtree Street, N.E., Sixteenth
  Winston-Salem, North Carolina 27101                   Floor
                                               Atlanta, Georgia 30303

                               ----------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ----------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                          FIRST CITIZENS CORPORATION
                              19 Jefferson Street
                             Newnan, Georgia 30263

                ----------------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 30, 1999
                ----------------------------------------------

TO THE SHAREHOLDERS OF FIRST CITIZENS CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of First Citizens Corporation, a Georgia corporation ("First Citizens"), will be held in the Municipal Auditorium of the City of Newnan, located at 25 Jefferson Street, Newnan, Georgia, on Wednesday, June 30, 1999 at 10:00 a.m. Eastern Time, for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of January 26, 1999 (the "Merger Agreement"), between First Citizens and BB&T Corporation, a North Carolina corporation ("BB&T"), and a related plan of merger, pursuant to which First Citizens will merge with and into BB&T (the "Merger") and each share of common stock of First Citizens then outstanding will be converted into the right to receive 1.0789 shares of common stock of BB&T, plus cash in lieu of any fractional share interest. A copy of the Merger Agreement and the plan of merger set forth therein is attached to the accompanying proxy statement/prospectus as Appendix A.

  2. To transact such other business as may be properly brought before the Meeting or at any and all adjournments or postponements thereof.

  Shareholders of First Citizens of record at the close of business on May 17, 1999 are entitled to notice of and to vote at the Meeting. You are cordially invited to attend the Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Douglas J. Hertha
                                          Secretary

Newnan, Georgia
June 2, 1999

  Please complete, sign, date and return the enclosed proxy card promptly whether or not you plan to be present at the Meeting. Failure to return a properly executed proxy or to vote at the Meeting will have the same effect as a vote against the Merger Agreement and the plan of merger. Please do not send in any certificates for your shares at this time.

                     (LOGO OF FIRST CITIZENS APPEARS HERE)

                        SPECIAL MEETING OF SHAREHOLDERS

                 MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

  The Board of Directors of First Citizens Corporation has unanimously approved a merger combining First Citizens and BB&T Corporation. In the merger, First Citizens shareholders will receive 1.0789 shares of BB&T common stock for each share of First Citizens common stock and generally will not recognize federal income tax gain or loss for the BB&T common stock they receive. The merger will join First Citizens' strengths as a community banking system covering the south metropolitan Atlanta area with BB&T's position as a leading bank throughout the Carolinas, Virginia, the District of Columbia and parts of Maryland, enabling the combined company to offer First Citizens' customers a broad range of financial products and services.

  At the Special Meeting, you will consider and vote on the merger agreement. The merger cannot be completed unless holders of at least a majority of First Citizens common stock approve it. The Board of Directors believes the merger is in the best interests of First Citizens shareholders and unanimously recommends that shareholders vote to approve the merger agreement. No vote of BB&T shareholders is required to approve the merger agreement.

  On May 17, 1999, the closing price of BB&T common stock was $38.06, making the value of 1.0789 shares of BB&T common stock (which is what First Citizens shareholders will receive for each share of First Citizens common stock) equal to $41.06. The closing price of First Citizens common stock on that date was $40.00. These prices will, however, fluctuate between now and the merger.

  The date, time and place of the meeting are:

                                 June 30, 1999
                                  10:00 a.m.
                          Municipal Auditorium of the
                                City of Newnan
                              25 Jefferson Street
                                Newnan, Georgia

  This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. You can also obtain other information about First Citizens and BB&T from documents filed with the Securities and Exchange Commission.

  Whether or not you plan to attend the meeting, if you are a holder of First Citizens common stock please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against approval of the merger agreement. Your vote is very important. You can revoke your proxy by writing to First Citizens' Secretary any time before the meeting or by attending the meeting and voting in person.

  On behalf of the Board of Directors of First Citizens, we urge you to vote "FOR" approval and adoption of the merger agreement.

                                                       J. Littleton Glover, Jr.
                                             Chairman of the Board of Directors

                                                                       Tom Moat
                                          President and Chief Executive Officer

 Neither the Securities and Exchange Commission nor any state securities regulators have approved the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  This proxy statement/prospectus is dated May 24, 1999 and is expected to be first mailed to shareholders of First Citizens on or about June 2, 1999.

                               TABLE OF CONTENTS

A WARNING ABOUT FORWARD-LOOKING INFORMATION................................  iv

SUMMARY....................................................................   1

MEETING OF SHAREHOLDERS....................................................   8
  General..................................................................   8
  Record Date, Voting Rights and Vote Required.............................   8
  Voting and Revocation of Proxies.........................................   8
  Solicitation of Proxies..................................................   9
  Recommendation of the First Citizens Board...............................   9

THE MERGER.................................................................  10
  General..................................................................  10
  Background of and Reasons for the Merger.................................  10
  Opinion of Financial Advisor to First Citizens...........................  12
  Exchange Ratio...........................................................  17
  Exchange of First Citizens Common Stock Certificates.....................  19
  The Merger Agreement.....................................................  20
  Interests of Certain Persons in the Merger...............................  25
  Regulatory Considerations................................................  27
  Material Federal Income Tax Consequences of the Merger...................  29
  Accounting Treatment.....................................................  30
  The Option Agreement.....................................................  30
  Effect on Employees, Employee Benefit Plans and Stock Options............  33
  Restrictions on Resales by Affiliates....................................  35

INFORMATION ABOUT BB&T.....................................................  35
  General..................................................................  35
  Operating Subsidiaries...................................................  35
  Acquisitions.............................................................  36
  Capital..................................................................  38
  Deposit Insurance Assessments............................................  38

INFORMATION ABOUT FIRST CITIZENS...........................................  39

DESCRIPTION OF BB&T CAPITAL STOCK..........................................  39
  General..................................................................  39
  BB&T Common Stock........................................................  40
  BB&T Preferred Stock.....................................................  40
  Shareholder Rights Plan..................................................  40
  Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws...........  42

COMPARISON OF SHAREHOLDERS' RIGHTS.........................................  43
  Authorized Capital Stock.................................................  43
  Special Meetings of Shareholders and Action by Shareholders without a
   Meeting.................................................................  44
  Directors................................................................  44
  Dividends and Other Distributions........................................  44
  Notice of Shareholder Nominations and Shareholder Proposals..............  45
  Exculpation and Indemnification..........................................  45
  Mergers, Share Exchanges and Sales of Assets.............................  46
  Anti-takeover Statutes...................................................  46
  Amendments to Articles of Incorporation and Bylaws.......................  47
  Shareholders' Rights of Dissent and Appraisal............................  48
  Liquidation Rights.......................................................  49


SHAREHOLDER PROPOSALS.......................................................  50

OTHER BUSINESS..............................................................  50

LEGAL MATTERS...............................................................  50

EXPERTS.....................................................................  50

WHERE YOU CAN FIND MORE INFORMATION.........................................  50

Appendix A--Agreement and Plan of Reorganization and Plan of Merger
Appendix B--Opinion of Morgan Keegan & Company, Inc.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

  BB&T and First Citizens have each made forward-looking statements in this document and in certain documents that we refer to in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of BB&T and First Citizens, and on information currently available to them or, in the case of information that appears under the heading "The Merger--BB&T's Reasons for the Merger" at page 10, information that was available to management of BB&T as of the date of the merger agreement. Forward-looking statements include the information concerning possible or assumed future results of operations of BB&T or First Citizens set forth under "Summary," "The Merger--Background of, and Reasons for, the Merger" and "The Merger--BB&T's Reasons for the Merger" and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

  We have made statements in this document regarding estimated earnings per share of BB&T and First Citizens on a stand alone basis, expected cost savings from the merger, estimated restructuring charges relating to the merger, estimated increases in First Citizens' fee income ratio and net interest margin, the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods. With respect to estimated cost savings and restructuring charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and First Citizens, the amount of general and administrative expense consolidation, costs relating to converting First Citizens' bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies, and the costs related to the merger. The realization of cost savings and the amount of restructuring charges are subject to the risk that the foregoing assumptions are inaccurate, and actual results may be materially different from those expressed or implied by the forward-looking statements.

  Moreover, any statements in this document about the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to risks relating to, among other things, the following:

  1. expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time-frame;

  2. deposit attrition, customer loss or revenue loss following the merger or other previously announced mergers may be greater than expected;

  3. competitive pressures among depository and other financial institutions may increase significantly;

  4. costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including First Citizens, may be greater than expected;

  5. changes in the interest rate environment may reduce margins;

  6. general economic or business conditions, either nationally or in the states or regions in which BB&T and First Citizens do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  7. legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T and First Citizens are engaged;

  8. adverse changes may occur in the securities markets; and

  9. competitors of BB&T and First Citizens may have greater financial resources and develop products that enable those competitors to compete more successfully than BB&T and First Citizens.

  Management of each of BB&T and First Citizens believes the forward-looking statements about its company are reasonable; however, shareholders of First Citizens should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond BB&T's and First Citizens' ability to control or predict.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page 50.

Exchange Ratio to be 1.0789 Shares of BB&T Common Stock for each First Citizens Share (Page 17)

  If the merger is completed, you will receive 1.0789 shares of BB&T common stock for each share of First Citizens stock you own, plus cash instead of any fractional share. On May 17, 1999, the closing price of BB&T common stock was $38.06, making the value of 1.0789 shares of BB&T common stock (which is what First Citizens shareholders will receive for each share of First Citizens common stock) equal to $41.06. Because the market price of BB&T stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

  If the price of BB&T common stock is below $32.67 just before the merger and the stock prices of certain other bank holding companies have not experienced similar relative declines since the time that the companies agreed to merge, First Citizens may terminate the merger agreement. If this were to happen, BB&T could choose to proceed with the merger by increasing the consideration that you would receive in the merger so that you would receive BB&T common stock valued, shortly before the merger, at $35.25 for each share of First Citizens common stock.

No Federal Income Tax on Shares Received in Merger (Page 29)

  First Citizens shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of BB&T common stock they receive in the merger. BB&T's attorneys have issued a legal opinion to this effect, which we have included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. First Citizens shareholders will be taxed on cash received instead of any fractional share of BB&T common stock. Tax matters are complicated, and tax results may vary among shareholders.We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Dividend Policy Following the Merger

  BB&T currently pays quarterly dividends of $.175 per share of common stock. BB&T expects that it will continue to pay at least this amount in quarterly dividends, but may change that policy based on business conditions, BB&T's financial condition and earnings or other factors.

First Citizens Board Recommends Shareholder Approval (Page 9)

  The First Citizens Board believes that the merger is in the best interests of First Citizens shareholders and unanimously recommends that the shareholders vote "FOR" approval of the merger agreement. The First Citizens Board believes that, as a result of the merger, First Citizens shareholders will have less financial risk and will experience greater stock value appreciation than they would if First Citizens remained independent.

Exchange Ratio Fair to Shareholders According to First Citizens' Financial Advisor (Page 12)

  Morgan Keegan & Company, Inc. has given an opinion to the First Citizens Board that, as of the date of this proxy statement/prospectus, the exchange ratio in the merger is fair from a financial point of view to First Citizens shareholders. The full text of this opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion carefully. First Citizens has paid Morgan Keegan a retainer fee of $7,500 per quarter and an initial advisory and opinion fee of $75,000 and has agreed to pay a final advisory and opinion fee equal to 1.0% of the overall deal value, which amount includes the retainer fee and the initial advisory and opinion fees.

Meeting to be held June 30, 1999 (Page 8)

  First Citizens will hold the special shareholders' meeting at 10:00 a.m. on Wednesday, June 30, 1999 at the Municipal Auditorium of the City of Newnan in Newnan, Georgia. At the meeting, you will vote on the merger agreement. You will also conduct any other business that properly arises.

The Companies (Page 35)

BB&T Corporation
200 West Second Street
Winston-Salem, NC 27101
(336) 733-2000

  BB&T Corporation is a multi-bank holding company with more than $37.8 billion in assets. It is the sixth largest bank holding company in the Southeast, and through its banking subsidiaries operates 581 branch offices in the Carolinas, Virginia, Maryland and Washington, D.C. BB&T ranks second in deposit market share in North Carolina and third in South Carolina and maintains a significant market presence in much of Virginia, as well as in Maryland and in Washington, D.C.

First Citizens Corporation
19 Jefferson Street
Newnan, GA 30263
(770) 253-5017

  First Citizens Corporation is the holding company for two subsidiary financial institutions with approximately $410 million in assets and 13 branch offices in the south metropolitan Atlanta area.

The Merger (Page 10)

  In the merger, First Citizens will merge into BB&T, and First Citizens' banking subsidiaries, through which it operates, will become wholly owned subsidiaries of BB&T. In addition, First Citizens' indirect subsidiaries, through which it offers mortgage banking and real estate appraisal services, will become indirect subsidiaries of BB&T. The merger requires the approval of the holders of at least a majority of the First Citizens common stock. If we obtain this approval, we currently expect to complete the merger in the third quarter of 1999.

  We have attached the merger agreement and the related plan of merger (Appendix A) at the back of this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Majority First Citizens Shareholder Vote Required (Page 8)

  Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Citizens common stock. Your failure to vote will have the effect of a vote against approval of the merger agreement. The directors and executive officers of First Citizens together own about 19.07% of the shares entitled to be cast at the meeting, and we expect them to vote their shares in favor of the merger.

  Brokers who hold shares of First Citizens common stock as nominees will not have authority to vote such shares with respect to the merger unless shareholders provide voting instructions.

  The merger does not require the approval of BB&T's shareholders.

Record Date Set at May 17, 1999; One Vote per Share of First Citizens Stock (Page 8)

  If you owned shares of First Citizens common stock at the close of business on May 17, 1999, the record date, you are entitled to vote on the merger agreement and any other matters considered at the meeting.

  On the record date, there were 2,878,350 shares of First Citizens common stock outstanding. You will have one vote at the meeting for each share of First Citizens common stock you own on the record date.

Monetary Benefits to Management in the Merger (Page 25)

  When considering the recommendation of the First Citizens Board, you should be aware that some First Citizens directors and officers have interests in the merger that differ from the interests of other First Citizens shareholders. First Citizens' President and CEO Tom Moat has been offered a 5-year employment agreement with a banking subsidiary of BB&T at his current salary (plus an amount equal to the value of the benefits he will lose in the merger). Three other members of management have been offered 3-year employment agreements at their current salaries. These agreements will provide severance payments and other benefits if there is a change in control of BB&T.

  Also, J. Littleton Glover, Jr., First Citizens' Chairman, will be elected to the board of BB&T's North Carolina bank and will earn annual fees of $5,000 plus $1,000 per meeting attended, and Mr. Glover and the other First Citizens directors will be offered positions on BB&T's advisory board for the Atlanta, Georgia area and will receive annual fees not less than what they are now receiving as First Citizens directors for at least two years after the merger.

  The First Citizens Board was aware of these and other interests and considered them before approving and adopting the merger agreement.

Conditions that Must be Satisfied for the Merger to Occur (Page 20)

  The following conditions must be met for us to complete the merger:

  .  approval of the merger agreement by First Citizens shareholders;

  . the absence of legal restraints that prevent the completion of the merger;

  . receipt of a legal opinion concerning the tax consequences of the merger;

  . the continuing accuracy of the parties' representations in the merger agreement;

  . the continuing effectiveness of the registration statement filed with the SEC; and

  .  the ability to account for the merger as a pooling of interests.

  We have received the approval of the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the Virginia Bureau of Financial Institutions, which are all of the required regulatory approvals for the merger.

Termination and Amendment of the Merger Agreement (Page 24)

  We can agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement in the following circumstances:

  .  the merger is not completed by August 31, 1999;

  .  any of the conditions described above is not met; or

  . the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

  Generally, the company seeking to terminate cannot itself be in violation of the merger agreement so as to allow the other party to terminate.

  We can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration you will receive in the merger. Either company can waive any of the requirements of the other contained in the merger agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the condition that it receives a tax opinion. If a tax opinion is not available and the First Citizens Board wishes to proceed with the merger, First Citizens will resolicit its shareholders.

Option Agreement (Page 30)

  As a condition to its offer to acquire First Citizens, and to discourage other companies from acquiring First Citizens, BB&T required First Citizens to grant BB&T a stock option that allows BB&T to buy up to 560,483 shares of First Citizens' common stock. The exercise price of the option is $27.50 per share. BB&T can exercise the option only if another party attempts to acquire control of First Citizens. As of the date of this document, we do not believe that has occurred.

BB&T to Use Pooling-of-Interests Accounting Treatment (Page 30)

  BB&T will account for the merger as a pooling of interests. This will enhance future earnings by avoiding the creation of goodwill relating to the merger and enable BB&T to avoid charges against future earnings that would result from amortizing goodwill. This accounting method also means that, after the merger, BB&T will report financial results as if First Citizens had always been combined with BB&T.

No Appraisal Rights (Page 48)

  Under Georgia law, you have no right to an appraisal of your shares in connection with the merger.

Share Price Information (Page 5)

  First Citizens common stock is listed on the Nasdaq National Market, and BB&T common stock is listed on the New York Stock Exchange. On January 26, 1999, the last full trading day before public announcement of the proposed merger, First Citizens common stock closed at $30.125 and BB&T common stock closed at $38.4375. On May 17, 1999, First Citizens common stock closed at $40.00 and BB&T common stock closed at $38.06.

Listing of BB&T Stock

  BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Comparative Market Prices and Dividends

  BB&T common stock is listed on the NYSE under the symbol "BBT." First Citizens common stock is included on the Nasdaq National Market under the symbol "FSTC." The table below shows the high and low closing prices of BB&T common stock and First Citizens common stock and cash dividends paid per share for the last two fiscal years plus the interim period. For BB&T, prices reflect a 2-for-1 stock split on August 3, 1998. Shareholders should note that the merger agreement restricts First Citizens' ability to pay dividends. See page 22.

                                    BB&T              First Citizens
                           ---------------------- ----------------------
                                           Cash                   Cash
                            High   Low   Dividend  High   Low   Dividend
                           ------ ------ -------- ------ ------ --------
Quarter Ended
  March 31, 1999.......... $40.44 $34.94  $.175   $40.88 $25.50   $.10
  June 30, 1999 (through
   May 17)................  40.25  36.31   .175    42.00  37.13    .10
Quarter Ended
  March 31, 1998..........  33.84  29.03   .155    35.00  29.25    .08
  June 30, 1998...........  34.06  32.03   .155    35.00  29.00    .08
  September 30, 1998......  36.03  28.00   .175    30.80  22.00    .09
  December 31, 1998.......  40.63  27.31   .175    29.00  25.00    .10
  For year 1998...........  40.63  27.31    .66    35.00  22.00    .35
Quarter Ended
  March 31, 1997..........  20.38  17.63   .135    17.17  14.17    .07
  June 30, 1997...........  23.56  17.88   .135    18.00  15.50    .07
  September 30, 1997......  27.56  22.66   .155    23.33  17.50    .07
  December 31, 1997.......  32.50  25.97   .155    35.50  22.67    .08
  For year 1997...........  32.50  17.63    .58    35.50  14.17    .29

  The table below shows the closing price of BB&T common stock and First Citizens common stock on January 26, 1999, the last full trading day before public announcement of the proposed merger.

BB&T historical....................................................... $38.4375
First Citizens historical............................................. $ 30.125
First Citizens pro forma equivalent*.................................. $  41.47

--------
* Calculated by multiplying BB&T's per share closing price by the exchange ratio of 1.0789

Selected Consolidated Financial Data

  We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1994 through 1998, in the case of BB&T, and 1995 through 1999, in the case of First Citizens, and unaudited financial statements, in the case of BB&T, for the three months ended March 31, 1999. The information provided for BB&T has been restated to include the account of MainStreet Financial Corporation, which was acquired by BB&T on March 5, 1999 in a transaction accounted for as a pooling of interests. This information is only a summary, and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents that we have filed with the SEC. See "Where You Can Find More Information" on page 50. You should not rely on the three-month information for BB&T as being indicative of results expected for the entire year.

                     BB&T--Historical Financial Information

                           As of/For the Three
                              Months Ended
                                March 31,                  As of/For the Years Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                        (Dollars in thousands, except for per share amounts)
Net interest income..... $   344,377 $   319,340 $ 1,317,129 $ 1,221,658 $ 1,119,910 $ 1,027,390 $   988,203
Net income..............     138,423     120,445     513,021     378,287     361,448     255,255     292,030
Diluted earnings per
 share..................         .44         .39        1.65        1.23        1.17         .81         .94
Cash dividends paid per
 share..................        .175        .155         .66         .58         .50         .43         .37
Book value per share....        9.59        8.68        9.53        8.50        7.80        7.39        6.59
Total assets............  37,791,490  34,243,806  36,388,330  33,165,141  29,134,267  27,396,168  25,868,138
Long-term debt..........   5,187,639   3,942,804   4,964,797   3,750,484   2,392,688   1,544,236   1,104,699

                First Citizens--Historical Financial Information

                                       As of/For the Years Ended March 31,
                                   --------------------------------------------
                                     1999     1998     1997     1996     1995
                                   -------- -------- -------- -------- --------
                                   (Dollars in thousands, except for per share
                                                     amounts)
Net interest income............... $ 15,725 $14, 931 $  9,396 $  5,900 $  5,338
Net income........................    3,376    7,215    2,652    4,050    1,620
Diluted earnings per share........     1.13     2.42     1.05     1.81      .76
Cash dividends paid per share.....      .37      .31      .29      .23      .15
Book value per share..............    14.01    13.15    10.94     9.26     7.67
Total assets......................  411,268  367,812  326,365  182,010  169,477
Long-term debt....................    6,171    5,038    5,804    8,193    8,199

Comparative Per Share Data

  We have summarized below the per share information for our companies on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the SEC. See "Where You Can Find More Information" on page 50. In order to conform to the per share data relating to BB&T common stock, the per share data relating to First Citizens common stock has been prepared by utilizing financial information at the calendar dates and periods indicated rather than the fiscal dates and periods utilized by First Citizens for financial reporting purposes. The BB&T pro forma information gives effect to the merger accounted for as a pooling of interests, assuming that 1.0789 shares of BB&T common stock are issued for each outstanding share of First Citizens common stock. First Citizens equivalent share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, historical per share dividend and historical shareholders' equity by the exchange ratio of
1.0789 shares of BB&T common stock so that the per share amounts equate to the respective values for one share of First Citizens common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the three-month information as being indicative of results expected for the entire year.

                                                            As of/For the Year
                                            As of/For the         Ended
                                            Three Months       December 31,
                                           Ended March 31, --------------------
                                                1999        1998   1997   1996
                                           --------------- ------ ------ ------
Earnings per common share
Basic
  BB&T historical.........................     $ 0.45      $ 1.69 $ 1.25 $ 1.19
  First Citizens historical...............       0.46        1.05   2.31   1.83
  Pro forma combined......................       0.45        1.68   1.26   1.19
  First Citizens pro forma equivalent.....       0.49        1.81   1.36   1.28
Diluted
  BB&T historical.........................       0.44        1.65   1.23   1.17
  First Citizens historical...............       0.44        1.00   2.17   1.71
  Pro forma combined......................       0.44        1.65   1.24   1.17
  First Citizens pro forma equivalent.....       0.47        1.78   1.34   1.26
Cash dividends declared per common share
BB&T historical...........................       .175         .66    .58    .50
First Citizens historical.................        .10         .35    .30    .29
Pro forma combined........................       .175         .66    .58    .50
First Citizens pro forma equivalent.......       .189         .71    .63    .54
Shareholders' equity per common share
BB&T historical...........................       9.59        9.53   8.50   7.80
First Citizens historical.................      14.03       13.64  12.68  10.12
Pro forma combined........................       9.63        9.56   8.53   7.82
First Citizens pro forma equivalent.......      10.39       10.31   9.20   8.44

                            MEETING OF SHAREHOLDERS

General

  We are providing this proxy statement/prospectus to the shareholders of First Citizens as of the record date of May 17, 1999, along with a form of proxy that the First Citizens Board is soliciting for use at a special meeting of shareholders of First Citizens to be held on Wednesday, June 30, 1999 at 10:00 a.m., Eastern Time, at the Municipal Auditorium of the City of Newnan, located at 25 Jefferson Street, Newnan, Georgia. At the meeting, the shareholders of First Citizens will vote upon a proposal to approve the merger agreement, which is dated as of January 26, 1999 and pursuant to which First Citizens would merge with and into BB&T. Proxies may be voted on such other matters as may properly come before the meeting at the discretion of the proxy holders. The First Citizens Board knows of no such other matters except those incidental to the conduct of the meeting. The merger agreement and the related plan of merger are attached as Appendix A.

  We request holders of the common stock of First Citizens to complete, date and sign the accompanying proxy and return it promptly to First Citizens in the enclosed postage prepaid envelope.

Record Date, Voting Rights and Vote Required

  Only the holders of First Citizens common stock on the record date are entitled to receive notice of and to vote at the meeting. On the record date, there were 2,878,350 shares of First Citizens common stock outstanding, held by approximately 750 holders of record. Each such share of First Citizens common stock is entitled to one vote on each matter submitted at the meeting.

  Approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Citizens common stock. Failure of a holder of First Citizens common stock to vote such shares will have the same effect as a vote "against" the merger agreement and the plan of merger.

  Except as described in the immediately preceding paragraph, action on any other matters that shareholders consider at the meeting will be approved if a quorum is present and the votes in favor of the matter constitute a majority of the shares represented at the meeting and entitled to vote. Presence in person or by proxy of a majority of the outstanding shares of First Citizens common stock entitled to vote at the meeting will constitute a quorum.

  As of the record date, the directors and executive officers of First Citizens and their affiliates beneficially owned a total of 548,891 shares, or 19.07%, of the issued and outstanding shares of First Citizens common stock (exclusive of shares that may be acquired pursuant to the exercise of stock options). As of the record date, neither the directors and executive officers of BB&T or their affiliates nor BB&T or its subsidiaries beneficially owned any shares of First Citizens common stock.

Voting and Revocation of Proxies

  The shares of First Citizens common stock represented by properly completed proxies received at or before the time for the meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement and the plan of merger. Proxies marked "FOR" approval of the merger agreement and the plan of merger and executed but unmarked proxies will be voted in the discretion of the persons named therein as to any proposed adjournment of the meeting. Proxies which are voted "AGAINST" approval of the merger agreement and the plan of merger will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger.

  Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to a proposal ("Broker Shares") will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions and Broker Shares, however, will be treated as shares present for purposes of determining whether a quorum is present.

  The proposal to adopt the merger agreement and the plan of merger is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the proposal to adopt the merger agreement and the plan of merger must be approved by the holders of at least a majority of the outstanding shares of First Citizens common stock, abstentions and Broker Shares will have the same effect as a vote against the merger at the meeting.

  If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. The First Citizens Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

  A shareholder's attendance at the meeting will not automatically revoke his or her proxy. A shareholder may, however, revoke a proxy any time before its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of First Citizens at First Citizens' principal executive offices before the meeting, or by attending the meeting and voting in person. A shareholder's proxy will not be revoked by his or her death or incapacity unless, before the shares are voted, the Secretary of First Citizens or other person authorized to tabulate the votes receives notice of the death or incapacity.

  Because approval of the merger agreement and the plan of merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Citizens common stock, abstentions and Broker Shares will have the same effect as negative votes. Accordingly, the First Citizens Board urges First Citizens' shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

Solicitation of Proxies

  BB&T and First Citizens will each pay 50% of the cost of printing this proxy statement/prospectus, and First Citizens will pay all other costs of soliciting proxies. Directors, officers and other employees of First Citizens or its subsidiaries may solicit proxies personally or by telephone or facsimile. None of these people will receive any special compensation for solicitation activities. First Citizens will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First Citizens will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the First Citizens Board

  The First Citizens Board has unanimously adopted the merger agreement and the plan of merger and believes that the proposed transaction is fair to and in the best interests of First Citizens and its shareholders. The First Citizens Board unanimously recommends that First Citizens' shareholders vote "FOR" approval of the merger agreement and the plan of merger. See "The Merger--Background of and Reasons for the Merger."

  Shareholders should not send in stock certificates with their proxy cards. See "The Merger--Exchange of First Citizens Common Stock Certificates."

                                  THE MERGER

  The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the merger agreement and the plan of merger, which are attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

  In the merger, First Citizens will be merged with and into BB&T and BB&T will be the surviving corporation. Shareholders of First Citizens will receive shares of the common stock of BB&T in exchange for their shares of First Citizens common stock. During the second quarter of 2000, BB&T intends to merge First Citizens' subsidiary banks into a subsidiary bank of BB&T.

Background of and Reasons for the Merger

 Background of the Merger; First Citizens' Reasons for the Merger

  During the fourth quarter of 1998, First Citizens engaged Morgan Keegan and Company, Inc. ("Morgan Keegan") to assist First Citizens in assessing its strategic options and to serve as a financial advisor to First Citizens concerning the financial aspects of a potential merger with one of several different banking companies. Morgan Keegan maintains relationships with regional banks interested in expanding into the Atlanta market and identified several banks that were noted high performers in building and expanding community bank franchises. Morgan Keegan then narrowed the list to two banks, including BB&T, that it felt would be most interested in acquiring First Citizens. Representatives of both banks had the opportunity to visit First Citizens and the market area. Both banks verbally indicated a price range that they would pay for First Citizens. Only the verbal offer of BB&T was deemed sufficient to warrant further discussion. After negotiation regarding the price and exchange ratio, BB&T then made a formal offer on January 4, 1999 which was negotiated through Morgan Keegan and resulted in the final offer and definitive agreement. On January 25, 1999, the First Citizens Board unanimously approved the merger and determined that the merger was in the best interests of First Citizens and its shareholders.

  Without assigning any relative or specific weights to the factors, the First Citizens Board considered the following material factors:

  . The value of the consideration to be received by First Citizens shareholders relative to the book value and earnings per share of First Citizens Common Stock;

  . Certain information concerning the financial condition, results of operations and business prospects of BB&T;

  . The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with BB&T and the potential future impact of a change in the rules relating to pooling-of-interests accounting;

  . The alternatives to the merger, including remaining an independent institution;

  . The competitive and regulatory environment for financial institutions generally;

  . The fact that the merger will enable First Citizens shareholders to exchange their shares, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded;

  . The opinion of Morgan Keegan that the consideration to be received by First Citizens shareholders as a result of the merger, or the exchange ratio, is fair from a financial point of view; and

  . The philosophy of BB&T regarding the treatment of employees and customers as evidenced by other acquisitions.

  Each member of the First Citizens Board has agreed to vote his shares of First Citizens stock in favor of the merger.

  The First Citizens Board recommends that First Citizens shareholders vote FOR approval of the merger agreement and the related plan of merger.

 BB&T's Reasons for the Merger

  One of BB&T's announced objectives is to pursue in-market and contiguous state acquisitions of banks and thrifts within the $250 million to $10 billion range. BB&T management believes that First Citizens is a well-run organization that stresses customer service and loyalty and that its acquisition by BB&T represents a substantial and beneficial expansion of BB&T's franchise into the rapidly growing, metropolitan Atlanta area, the largest metropolitan statistical area in the Southeast and a major financial center, and a base for future market expansion opportunities in Georgia.

  In connection with BB&T's consideration of the merger, management of BB&T analyzed certain investment criteria designed to assess the impact of the merger on BB&T and its shareholders. For the purpose of this analysis, BB&T made the following assumptions:

  . BB&T's and First Citizens' 1999 earnings per share on a stand alone basis would be in line with the estimates published by First Call Corporation.

  . BB&T's earnings per share on a stand alone basis for periods after 1999 would increase at an assumed annual rate, determined solely for the purpose of assessing the impact of the merger as described above, of approximately 9%.

  . First Citizens' earnings on a stand alone basis for periods after 1999 would increase at an assumed rate, determined solely for the purpose of assessing the impact of the merger as described above, of approximately 12% from 2000 through 2003 and 9% thereafter, before applying the effect of the assumptions described below.

  . Annual cost savings of approximately $2.8 million, or 20% of First Citizens' expense base, would be realized as a result of the merger, with 25% of such cost savings achieved in 1999 and the remaining 75% in 2000.

  . First Citizens' fee income ratio would ratably increase from 16.5% for year-to-date as of September 1998 to 25% of total revenue for the full-year 2003.

  . First Citizens' net interest margin (non-FTE) would be maintained annually at 4.58% of average earning assets.

  Using the above assumptions, BB&T analyzed the merger to determine whether it would have an accretive or dilutive effect on estimated earnings per share, return on equity, return on assets and book value per share. This analysis indicated that the merger would be accretive to book value in 1999 and to estimated earnings per share and return on assets in 2000. BB&T excluded the effect of an estimated one-time charge of $2.8 million, after income tax benefits, related to consummating the merger from calculations of earnings per share, return on equity and return on assets.

  In addition to the analysis described above, BB&T performed an internal rate of return analysis for this transaction. The purpose of this analysis was to determine if the projected performance of First Citizens, after applying the assumptions described above, would conform to BB&T's criteria. BB&T's current minimum internal rate of return requirement for this type of investment is 15%. The analysis performed in connection with the First Citizens merger indicated that the projected internal rate of return is 15.52%.

  None of the above information has been updated since the date of the merger agreement. There can be no certainty that the results reflected in the above information will be achieved or that actual results will not vary materially from the estimated results. For more information concerning the factors that could affect actual results, see "A Warning About Forward-Looking Information" on page iv.

Opinion of Financial Advisor to First Citizens

  First Citizens retained Morgan Keegan as its financial advisor to render an opinion to the First Citizens Board concerning the fairness, from a financial point of view, to First Citizens shareholders of the exchange ratio pursuant to the merger agreement. Morgan Keegan was retained by First Citizens on the basis of, among other things, its experience and expertise in the bank and thrift industries. As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for other various purposes.

  On January 25, Morgan Keegan delivered its written opinion to the First Citizens Board to the effect that, as of January 25, 1999 and based upon and subject to certain matters stated in such opinion, the exchange ratio is fair, from a financial point of view, to First Citizens shareholders. Morgan Keegan's opinion was reconfirmed in writing as of the date of this proxy statement/prospectus.

  The full text of the written opinion of Morgan Keegan, confirmed as of the date of this proxy statement/prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. First Citizens shareholders are urged to read this opinion carefully in its entirety. Morgan Keegan's opinion is directed only to the fairness to the First Citizens shareholders, from a financial point of view, of the exchange ratio and does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the meeting. The summary of the opinion of Morgan Keegan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its January 25, 1999 opinion, Morgan Keegan reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of First Citizens and certain senior officers and other representatives and advisors of BB&T concerning the businesses, operations and prospects of First Citizens and BB&T. Morgan Keegan examined certain publicly available business and financial information relating to First Citizens and BB&T as well as certain financial forecasts, to the extent publicly available, and other data for First Citizens and BB&T which were provided to Morgan Keegan by or otherwise discussed with the respective management teams of First Citizens and BB&T, including information relating to certain strategic implications and operational benefits anticipated from the merger. Morgan Keegan reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of First Citizens and BB&T common stock; the historical and publicly available projected earnings and operating data of First Citizens and BB&T; and the capitalization and financial condition of First Citizens and BB&T. Morgan Keegan considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Morgan Keegan considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Morgan Keegan considered relevant in evaluating those of First Citizens and BB&T. Morgan Keegan also considered the relative contributions of First Citizens and BB&T to the combined company. In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered such other financial, economic and market criteria as Morgan Keegan deemed appropriate to arrive at its opinion. Morgan Keegan noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Morgan Keegan as of the date of its opinion.

  In conducting its review and rendering its opinion, Morgan Keegan assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Morgan Keegan. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Morgan Keegan, the management teams of First Citizens and BB&T advised Morgan Keegan that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management teams of First Citizens and BB&T as to the future financial performance of First Citizens and BB&T and the strategic implications and operational benefits anticipated from the Merger. Morgan Keegan assumed, with the consent of the First Citizens Board, that the merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Morgan Keegan did not express any opinion as to what the value of BB&T common stock actually will be when issued pursuant to the merger or the price at which BB&T common stock will trade subsequent to the merger. In addition, Morgan Keegan did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of First Citizens or BB&T nor did Morgan Keegan make any physical inspection of the properties or assets of First Citizens or BB&T. Morgan Keegan was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for First Citizens or the effect of any other transaction in which First Citizens might engage. In addition, Morgan Keegan was asked to and did assist in recommending the specific consideration payable in the merger, along with First Citizens and BB&T through arms'-length negotiations. No other limitations were imposed by First Citizens on Morgan Keegan with respect to the investigations made or procedures followed by Morgan Keegan in rendering its opinion.

  The following is a summary of the principal analyses performed by Morgan Keegan in connection with its January 25, 1999 opinion.

  Summary Transaction Analysis. Morgan Keegan reviewed the terms of the proposed transaction, including the consideration to be received and the aggregate transaction value. Morgan Keegan reviewed the implied value of the consideration offered based upon a market price per share of $39.25, which is the average of the closing price per share of BB&T common stock on the New York Stock Exchange (as reported by Bloomberg) during the twenty (20) trading day period from December 23, 1998 through January 22, 1999. This indicates an implied value of $42.35 per share of First Citizens common stock (assuming 2,811,550 shares outstanding, 296,097 options outstanding and an exchange ratio of 1.0789 BB&T common stock shares for one (1) share of First Citizens common stock, including any stock equivalents). The implied aggregate transaction value was $129.4 million. Morgan Keegan calculated that, as of January 25, 1999, the aggregate transaction value represented 33.56% of the total assets of First Citizens at September 30, 1998, 3.31x First Citizens' stated book value at September 30, 1998 and 24.48x First Citizens' earnings for the trailing twelve months ended September 30, 1998.

  Contribution Analysis. Morgan Keegan reviewed certain historical financial and operating information for First Citizens, BB&T and the pro forma combined entity resulting from the merger based on financial data reported by First Citizens and BB&T. Morgan Keegan analyzed the relative balance sheet contribution of First Citizens and BB&T for certain data to the combined company on a pro forma basis as of December 31, 1998. This analysis indicated that First Citizens would have contributed 1.21% to combined total assets, 1.27% to combined loans (net of allowances for loan losses), 1.56% to deposits and 1.39% to tangible equity. Morgan Keegan also analyzed the relative income statement contribution of First Citizens and BB&T for certain data to the combined company on a pro forma basis. This analysis indicated that First Citizens would have contributed 1.31% to combined net interest income for the latest twelve months ("LTM") ended December 31, 1998, 1.03% to combined pretax income and 1.02% to combined net income. Based on the consideration to be received, the holders of outstanding First Citizens common stock would own approximately 1.03% of the outstanding shares of BB&T common stock and 1.09% of the outstanding shares of BB&T common stock on a fully diluted basis.

  Comparable Company Analysis for First Citizens. Morgan Keegan reviewed and compared certain financial information relating to First Citizens to corresponding financial information, public market multiples and ratios for eight publicly traded banks headquartered in the Southeast that it deemed to be comparable to First Citizens. The companies Morgan Keegan used for the purposes of this analysis were Community Federal Bancorp, Inc., First Bancorp, First Federal Financial Corp., FNB Corp., Merit Holding Corporation, PAB

Bankshares, Inc., South Alabama Bancorp., Inc. and SouthBancShares, Inc. These are called the "comparable companies". Morgan Keegan calculated a range of market multiples for the comparable companies by dividing market value per share as of January 22, 1999 by each such company's LTM earnings per share ended September 30, 1998 and by dividing market value by tangible book value reported September 30, 1998. For the LTM results ended September 30, 1998, Morgan Keegan also compared certain ratios (including, among other things, return on latest assets, return on latest equity, loan loss reserve to total loans, total equity capital to total assets and total loans to total deposits) of the comparable companies to First Citizens.

                    First Citizens Comparable Company Table

                           Market Value/
                         -----------------
                          LTM    Tangible    Return on     Return on   LLR/Total   Equity/     Total Loans/
                          EPS   Book Value Latest Assets Latest Equity   Loans   Total Assets Total Deposits
                         ------ ---------- ------------- ------------- --------- ------------ --------------
High.................... 71.14x   3.46x        1.64%        16.20%       1.68%      20.91%       106.97%
Low..................... 15.23x   1.01x        0.35%         1.70%       0.53%       7.15%        65.82%
Mean.................... 26.44x   2.26x        1.15%        10.82%       1.12%      12.60%        87.25%
Median.................. 20.32x   2.38x        1.20%        13.17%       1.17%      10.74%        87.31%
First Citizens.......... 16.29x   2.67x        1.37%        16.38%       1.46%       8.37%        79.95%

  Comparable Company Analysis for BB&T. Morgan Keegan reviewed and compared certain financial information relating to BB&T to corresponding financial information, public market multiples and ratios for twelve publicly traded banks that it deemed to be comparable to BB&T. The companies Morgan Keegan used for the purposes of this analysis were AmSouth Bancorporation, Comerica Incorporated, Fifth Third Bancorp, First Security Corporation, Huntington Bancshares, Inc., Marshall & Ilsley Corporation, Mercantile Bancorporation, Inc., Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp, Union Planters Corporation and Wachovia Corporation. These are called the "BB&T comparable companies." Morgan Keegan calculated a range of market multiples for the comparable companies by dividing market value per share as of January 22, 1999 by each such company's LTM earnings per share ended September 30, 1998 and by dividing market value by tangible book value reported September 30, 1998. For the LTM results ended September 30, 1998, Morgan Keegan also compared certain ratios (including, among other things, return on latest assets, return on latest equity, loan loss reserve to total loans, total equity capital to total assets and total loans to total deposits) of the comparable companies to BB&T.

                         BB&T Comparable Company Table

                           Market Value/
                         -----------------
                          LTM    Tangible    Return on     Return on   LLR/Total   Equity/     Total Loans/
                          EPS   Book Value Latest Assets Latest Equity   Loans   Total Assets Total Deposits
                         ------ ---------- ------------- ------------- --------- ------------ --------------
High.................... 35.78x   6.58x        1.78%        24.46%       1.79%      9.68%        128.04%
Low..................... 15.10x   2.42x        0.82%         9.79%       1.20%      5.80%         84.39%
Mean.................... 20.54x   3.72x        1.30%        18.31%       1.48%      7.21%         98.63%
Median.................. 18.47x   3.54x        1.32%        18.39%       1.50%      7.03%         94.62%
BB&T.................... 22.29x   4.59x        1.43%        20.60%       1.40%      6.92%        101.61%

  Highly-Valued Comparable Company Analysis for BB&T. Morgan Keegan reviewed and compared certain financial information relating to BB&T to corresponding financial information, public market multiples and ratios for eight highly-valued publicly traded banks that it deemed to be comparable to BB&T. The companies Morgan Keegan used for the purposes of this analysis were AmSouth Bancorporation, Fifth Third Bancorp, Firstar Corporation, Northern Trust Corporation, State Street Corporation, SunTrust Corporation, Wachovia Corporation and Zions Bancorporation. These are called the "highly valued comparable companies." Morgan Keegan calculated a range of market multiples for the comparable companies by dividing market value per share as of

January 22, 1999 by each such company's LTM earnings per share ended September 30, 1998 and by dividing market value by tangible book value reported September 30, 1998. For the LTM results ended September 30, 1998, Morgan Keegan also compared certain ratios (including, among other things: return on latest assets, return on latest equity, loan loss reserve to total loans, total equity capital to total assets and total loans to total deposits) of the comparable companies to BB&T.

                  BB&T Highly-Valued Comparable Company Table

                           Market Value/
                         -----------------
                          LTM    Tangible    Return on     Return on   LLR/Total   Equity/     Total Loans/
                          EPS   Book Value Latest Assets Latest Equity   Loans   Total Assets Total Deposits
                         ------ ---------- ------------- ------------- --------- ------------ --------------
High.................... 42.99x   7.84x        1.78%        21.41%       1.79%      9.68%        117.58%
Low..................... 20.07x   2.99x        0.84%        14.90%       1.08%      3.94%         22.76%
Mean.................... 28.22x   5.38x        1.28%        19.01%       1.43%      6.84%         87.16%
Median.................. 27.62x   5.77x        1.23%        19.25%       1.45%      6.77%         94.89%
BB&T.................... 22.29x   4.59x        1.43%        20.60%       1.40%      6.92%        101.61%

  Stock Return Analysis. Morgan Keegan reviewed and analyzed the price performance and the historical trading volume for First Citizens and BB&T's common stock as well as the indices of the comparable companies and the highly valued comparable companies and the Nasdaq Bank index, S&P Bank index and the S&P 500.

               Compound Annual Growth Rate--excluding dividends
                           (period ending 12/31/98)

                                              1 Year  3 Year 10 Year   Volume(1)
                                              ------  ------ -------   ---------
First Citizens............................... (17.50) 40.66   15.22      0.07%
Comparable Companies.........................   6.66  27.19   16.96      0.03%
BB&T.........................................  22.47  45.36   20.25      0.13%
Comparable Companies.........................  (2.81) 29.10   19.67      0.23%
Highly Valued Comparable Companies...........  34.89  46.47   26.74      0.24%
Nasdaq Bank index............................ (11.65) 22.19   15.37        NM
S&P Bank.....................................   3.94  27.90   21.53(2)     NM
S&P 500......................................  26.07  25.85   15.92        NM

--------
(1) Average daily volume divided by average diluted shares outstanding.
(2) Began on May 21, 1993.

Morgan Keegan considers the stock of First Citizens and BB&T to be liquid and marketable.

  Analysis of Selected Comparable Mergers and Acquisitions. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall merger transactions in the banking industry using four different sets of parameters. Morgan Keegan selected 19 transactions occurring between January 1, 1998 and January 13, 1999, involving the sale of banks and thrifts located in the Southeast with total assets between $200 million and $1 billion, 20 transactions occuring between July 1, 1998 and January 13, 1999, involving the sale of banks and thrifts located in the United States with deal values between $75 million and $150 million, 8 transactions occurring between July 1, 1998 and January 13, 1999, involving the sale of thrifts with deal values between $75 million and $150 million and 25 transactions occurring between January 1, 1998 and January 13, 1999, involving the sale of banks and thrifts in Georgia. Because no transaction was considered identical to the merger, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction.

                     Summary of Comparable Merger Medians

                                     U.S.   U.S.                        First
                                     Banks Thrifts Southeast Georgia Citizens(1)
                                     ----- ------- --------- ------- -----------
Price/EPS (x)....................... 24.47  18.18    20.53    23.33     24.48
Price/Book (x)......................  2.89   2.08     2.82     3.15      3.31
Price/Tangible Book (x).............  2.98   2.42     3.12     3.15      4.01
Price/Assets (%).................... 23.73  20.34    28.79    30.76     33.56
Price/Deposits (%).................. 30.75  29.18    35.33    34.71     38.66

--------
(1) First Citizens ratios based on 9/30/98 actual results.

  No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to First Citizens or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

  Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of First Citizens for fiscal years 1999 through 2003, based on projections provided by First Citizens management. Using this information, Morgan Keegan calculated a range of equity values for First Citizens based on the sum of (a) the present value of the cash flow available for dividends to First Citizens and (b) the present value of the estimated terminal value for First Citizens assuming that it was sold at the end of fiscal year 2003. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 11.0% to 15.0% and terminal multiples of net income of 12.0x to 16.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgements concerning the specific risk associated with such an investment and the historical and projected operating performance of First Citizens. This analysis resulted in a range of equity values for First Citizens of $96.07 million to $142.49 million, with a median of $117.58, or $31.74 to $47.07 per diluted share, with a median of $38.84 per share.

  In connection with its opinion confirmed as of the date of this proxy statement/prospectus, Morgan Keegan performed procedures to update, as necessary, certain of the analyses described above. Morgan Keegan reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Morgan Keegan did not perform any analyses in addition to those described above in confirming its January 25, 1999 opinion.

  The summary of the Morgan Keegan opinion set forth above does not purport to be a complete description of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of First Citizens or the combined company.

  In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Citizens or BB&T. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration to be paid by BB&T. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

  First Citizens has agreed to pay Morgan Keegan a retainer fee of $7,500 per quarter, payable in advance upon the signing of its engagement letter, an initial advisory and opinion fee of $75,000, payable in cash upon delivery by Morgan Keegan of the fairness opinion at the signing of the definitive agreement, and a final advisory and opinion fee equal to 1.0% of the overall deal value, which includes the retainer fee and the initial advisory and opinion fee, payable in cash at closing. First Citizens has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

Exchange Ratio

  At the effective time of the merger, First Citizens will be merged with and into BB&T, and BB&T will be the surviving corporation in the merger. In the merger, each share of First Citizens common stock outstanding at the effective time will be converted into the right to receive BB&T common stock at the exchange ratio of 1.0789 shares of BB&T common stock for each share of First Citizens common stock.

  An upward adjustment to the exchange ratio could occur only if First Citizens elected to terminate the merger agreement as described below, and BB&T then elected to avoid termination of the merger agreement by increasing the exchange ratio. Under no circumstances would the exchange ratio be less than 1.0789 shares of BB&T common stock for each share of First Citizens common stock.

  First Citizens may elect to terminate the merger agreement and abandon the merger if both of the following circumstances exist:

  . the average closing price per share of BB&T common stock on the NYSE on the five trading days (determined by excluding days on which the NYSE is closed) before the Determination Date (defined below) (the "Closing Value") is less than $32.67, and

  . (a) the amount obtained by dividing the Closing Value by $38.4375 (such amount, the "BB&T Ratio") is less than (b) 90% of the amount obtained by dividing the Index Price on the Determination Date by the Index Price on January 26, 1999 (these terms are defined below) (the amount determined pursuant to clause (b), the "Index Ratio").

  First Citizens may refuse to complete the merger pursuant to this provision by giving notice to BB&T during the five-day period following the Determination Date. BB&T will thereafter have a five-day period in which it could elect to increase the exchange ratio so that holders of First Citizens common stock would receive for each share of First Citizens common stock the consideration that they would have received had the Closing Value been $32.67 (i.e., BB&T common stock having an implied market value of approximately $35.25). Such an election would be made by giving notice to First Citizens of the election and the revised exchange ratio, whereupon First Citizens would be required to proceed with the merger with the adjusted exchange ratio in accordance with all other terms of the merger agreement. First Citizens could withdraw its notice of termination at any time during the ten-day period following the Determination Date and elect to proceed with the merger at the exchange ratio of 1.0789 if BB&T were to determine not to adjust the exchange ratio. In no event would BB&T have any obligation to increase the exchange ratio.

  For purposes of the rights of termination and adjustment described above, the following terms are defined as follows:

    "Determination Date" means the tenth calendar day preceding the date designated by BB&T as the closing date of the merger.

    "Index Group" means 12 bank holding companies comparable to BB&T and designated in the merger agreement, the common stocks of all of which must be publicly traded and as to which there may not have been, since January 26, 1999 and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. If any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) will be redistributed proportionately in determining the Index Price. If any company belonging to the Index Group, or BB&T, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between January 26, 1999 and the Determination Date, the prices for the common stock of such company or BB&T will be appropriately adjusted.

    "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above and in the merger agreement) of the closing sales prices of the companies composing the Index Group.

  These conditions reflect the parties' agreement that First Citizens' shareholders will assume certain risks of decline in the market value of BB&T common stock. If the value of BB&T common stock were to decline so that the Closing Value was below $32.67, but the Closing Value did not reflect a decline in the price of BB&T common stock from $38.4375 (the closing price of BB&T common stock on January 26, 1999) (the "Starting Price") of more than 10% in comparison to the stock prices of the Index Group as measured from January 26, 1999 to the Determination Date, then First Citizens' shareholders would continue to assume the risk of decline in the value of BB&T common stock. First Citizens will have the right to terminate the merger agreement only when both (a) the Closing Value is less than $32.67 and (b) the decline from the value of the Starting Price to the Closing Value exceeds by more than 10% the decline in value for the group of comparable bank holding companies from January 26, 1999 to the Determination Date.

  If the First Citizens Board elects to terminate the merger agreement because of a decline in the price of BB&T common stock, BB&T may avoid termination by increasing the exchange ratio. In deciding whether to increase the exchange ratio, the principal factors BB&T would consider include the projected effect of the merger on BB&T's pro forma earnings and book value per share and whether BB&T's assessment of First Citizens' earning potential as part of BB&T justifies the issuance of a greater number of shares of BB&T common stock. If BB&T should decline to adjust the exchange ratio, First Citizens may elect to withdraw its election to terminate and to proceed with the merger without adjustment. In making this determination, the principal factors the First Citizens Board would consider include whether the merger remains in the best interest of First Citizens and its shareholders, despite the decline in the BB&T common stock price, and whether the consideration to be received by First Citizens shareholders remains fair from a financial point of view. Prior to making any decision to terminate the merger agreement or to proceed with the merger without adjustment of the exchange ratio, the First Citizens Board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including considerations relating to the necessity or desirability of resoliciting First Citizens shareholders under the circumstances. If First Citizens elected not to exercise its right to terminate the merger agreement, the exchange ratio would remain 1.0789 and the dollar value of the consideration which the First Citizens shareholders would receive for each share of First Citizens common stock would be the value of 1.0789 shares of BB&T common stock at the effective time. If the termination right were triggered and BB&T did not increase the exchange ratio, the First Citizens Board could determine to proceed with the merger at the 1.0789 exchange ratio. If First Citizens decided to proceed on this basis, it would resolicit shareholders only if the First Citizens Board believed that it had a fiduciary duty or otherwise decided to do so.

  The operation of the exchange ratio and the adjustment mechanism can be illustrated by three scenarios. (For purposes of the numerical examples, the Index Price, as of January 26, 1999, is deemed to be $100.)

  . The first scenario is that the Closing Value of the BB&T common stock is not less than $32.67. Under this scenario, the exchange ratio would be
     1.0789 and there would be no potential adjustment to the exchange ratio and no right on the part of First Citizens to terminate the merger agreement due to a decline in the price of BB&T common stock. The implied market value (based on the Closing Value) of the consideration to be received by First Citizens shareholders would be not less than $32.67.

  . The second scenario is that the Closing Value is less than $32.67 but the BB&T Ratio is equal to or above the Index Ratio. In this case, the exchange ratio would be 1.0789 and there would be no right on the part of First Citizens to terminate the merger agreement due to the decline in the value of BB&T common stock and therefore no potential adjustment to the exchange ratio, even though the implied market value of the consideration to be received by First Citizens shareholders would have fallen from a pro forma $41.47 as of January 26, 1999 to less than $35.25 per share. For example, if the Closing Value were $25.75 and the Index Price were $70.00, the BB&T Ratio would be 0.67, or $25.75
     / $38.4375, and the Index Ratio would be 0.63, or 0.9 times
     ($70.00 / $100.00). Based upon the assumed $25.75 Closing Value, the consideration to be received by First Citizens shareholders would have an implied market value of $27.78 per share.

  . The third scenario is that both the Closing Value is less than $32.67 and the BB&T Ratio is less than the Index Ratio. In this case, First Citizens would have the right to terminate the merger agreement. BB&T would have the right, but not the obligation, to reinstate the merger agreement by increasing the exchange ratio so that First Citizens shareholders would receive shares of BB&T common stock having an implied market value (based upon the Closing Value) equal to approximately $35.25 per share. For example, if the Closing Value were $25.15 and the Index Price were $90.00, the BB&T Ratio would be 0.65, or
     $25.15 / $38.4375, and the Index Ratio would be 0.81, or 0.9 times ($90.00 / $100.00). Based upon the assumed $25.15 Closing Value, the consideration to be received by First Citizens shareholders would have an implied market value of $27.13 per share. If the First Citizens Board elected to terminate the merger agreement, BB&T would have the right, but not the obligation, to reinstate the merger agreement by increasing the exchange ratio within five days to 1.4016, which represents $35.25 divided by the Closing Value. Based upon the assumed $25.15 Closing Value, the new exchange ratio would represent a value to First Citizens shareholders of $35.25 per share.

  First Citizens shareholders should be aware that the actual market value of a share of BB&T common stock at the effective time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of First Citizens common stock may be more or less than the Closing Value. First Citizens shareholders are urged to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary--Comparative Market Prices and Dividends."

  No fractional shares of BB&T common stock will be issued in the merger. Holders of First Citizens common stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of BB&T common stock by the Closing Value.

Exchange of First Citizens Common Stock Certificates

  At the effective time, by virtue of the merger and without any action on the part of First Citizens or the holders of First Citizens common stock, each share of First Citizens common stock issued and outstanding immediately before the effective time will be converted into and will represent the right to receive, upon surrender of the certificate representing such share of First Citizens common stock as described below, whole shares of BB&T common stock and cash in lieu of any fractional share interest. Promptly after the effective time, BB&T will deliver or mail to each First Citizens shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates that, immediately before the effective time, represented any shares of First Citizens common stock. Upon surrender of these certificates or other satisfactory evidence of ownership, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably requested, BB&T will promptly transfer the merger consideration to the persons entitled to receive it.

  Holders of First Citizens common stock should not send in their stock certificates until they receive transmittal forms and instructions.

  Until surrendered as described above, each outstanding certificate that prior to the effective time represented one or more shares of First Citizens common stock will be deemed upon the effective time for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued on the merger consideration upon the surrender of the certificate or certificates representing shares of First Citizens common stock. With respect to any certificate for First Citizens common stock that has been lost or destroyed, BB&T will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the effective time, no transfer of the shares of First
Citizens common stock outstanding immediately before the effective time will be made on the stock transfer books of BB&T.

  BB&T will pay any dividends or other distributions with a record date before the effective time that have been declared or made by First Citizens in respect of shares of First Citizens common stock in accordance with the terms of the merger agreement and that remain unpaid at the effective time. To the extent permitted by law, former shareholders of record of First Citizens will be entitled to vote after the effective time at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which their respective shares of First Citizens common stock are converted, regardless of whether such holders have exchanged their certificates representing First Citizens common stock for certificates representing BB&T common stock. Whenever a dividend or other distribution is declared by BB&T on the BB&T common stock, the record date for which is at or after the effective time, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable pursuant to the merger agreement, but after the effective time no dividend or other distribution payable to the holders of record of BB&T common stock as of any time subsequent to the effective time will be delivered to the holder of any certificate representing First Citizens common stock until such holder surrenders such certificate for exchange as described above. Upon surrender of such certificate, both the BB&T common stock certificate and any undelivered dividends and cash payments payable under the merger agreement (without interest) will be delivered and paid with respect to each share of First Citizens common stock represented by such certificate.

The Merger Agreement

 Effective Date and Time of the Merger

  The merger agreement provides that the closing of the merger will take place on the business day designated by BB&T that is within 30 days following the satisfaction of the conditions to the completion of the merger, or such later date as the parties may otherwise agree. The effective time will occur at the time and date specified in the articles of merger to be filed with the Secretary of State of North Carolina and the Secretary of State of Georgia. It is currently anticipated that the filing of the articles of merger will take place as soon as practicable following the date on which the merger agreement and the plan of merger is approved by the First Citizens shareholders and all other conditions to the respective obligations of BB&T and First Citizens to complete the merger have been satisfied. If the merger is approved at the meeting, it is currently anticipated that the filing of the articles of merger and the effective time will occur during the third quarter of 1999.

 Conditions to the Merger

  The obligations of BB&T and First Citizens to carry out the merger are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the effective time:

  . all corporate action necessary to authorize the performance of the merger agreement and the plan of merger must have been duly and validly taken, including the approval of the shareholders of First Citizens of the merger agreement and the plan of merger;

  . BB&T's registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act of 1933, as amended (the "Securities Act"), no proceedings may be pending or threatened by the SEC to suspend the effectiveness of the registration statement and the BB&T common stock to be issued in the merger must either have been registered or be subject to exemption from registration under applicable state securities laws;

  . the parties must have received all regulatory approvals required in connection with the transactions in the merger agreement, all notice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect;

  . neither BB&T nor First Citizens nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions in the merger agreement;

  . First Citizens and BB&T must have received an opinion of BB&T's legal counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance satisfactory to First Citizens and BB&T, substantially to the effect that the merger will constitute one or more reorganizations under
     Section 368 of the Internal Revenue Code of 1986, as amended, and that the shareholders of First Citizens will not recognize any gain or loss to the extent that they exchange shares of First Citizens common stock for shares of BB&T common stock; and

  . BB&T must have received letters from Arthur Andersen, LLP, dated as of the filing of the registration statement and as of the effective time, to the effect that the merger will qualify for pooling-of-interests accounting treatment.

  The obligations of First Citizens to carry out the transactions in the merger agreement are also subject to the satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by First Citizens:

  . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance; and

  . First Citizens must have received certain closing certificates and legal opinions from BB&T and its counsel.

  In addition, all representations and warranties of BB&T will be evaluated as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by First Citizens. The representations and warranties of BB&T concerning

  .  its capitalization,

  . its and its subsidiaries' organization and authority to conduct business,

  .  its authorization and the binding nature of the merger agreement and

  . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or bylaws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of BB&T set forth in the merger agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on BB&T.

  The obligations of BB&T to carry out the transactions in the merger agreement are also subject to satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by BB&T:

  . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions in the merger agreement as to render their completion inadvisable or unduly burdensome;

  . First Citizens must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . BB&T must have received agreements from certain affiliates of First Citizens concerning the shares of BB&T common stock to be received by them; and

  . BB&T must have received certain closing certificates and legal opinions from First Citizens and its counsel.

  In addition, all representations and warranties of First Citizens will be evaluated as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warranties of First Citizens concerning

  .  its capitalization,

  . its and its subsidiaries' organization and authority to conduct business,

  .  its ownership of its subsidiaries,

  .  its authorization and the binding nature of the merger agreement,

  . the absence of conflict between the transactions in the merger agreement and First Citizens' articles of incorporation or bylaws,

  . its forbearance from taking any actions that would negatively affect the pooling-of-interest or tax-free elements of the merger or the receipt of necessary regulatory approvals and

  . actions taken to exempt the merger from any applicable anti-takeover laws must be true and correct (except for inaccuracies that are de minimis in amount). Moreover, there must not exist inaccuracies in any of the representations and warranties of First Citizens set forth in the merger agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a material adverse effect on First Citizens.

 Conduct of First Citizens' and BB&T's Business Prior to the Effective Time of the Merger

  Except with the prior consent of BB&T, before the effective time First Citizens may not, and must cause each of its subsidiaries not to:

  . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand any existing activities;

  . declare or pay any distribution on its capital stock, other than regularly scheduled quarterly dividends of $0.10 per share of First Citizens common stock payable on record dates and in amounts consistent with past practices (except that any dividend declared or payable in the quarterly period during which the effective time occurs may, unless otherwise agreed, be declared with a record date before the effective time only if the normal record date for payment of the corresponding quarterly dividend on BB&T common stock is before the effective time);

  . issue any shares of capital stock except under its stock option plans or the option granted to BB&T in connection with the merger agreement;

  . issue or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

  .  amend its articles of incorporation or bylaws;

  . impose or permit the imposition or existence of any lien, charge or encumbrance on any share of stock held by it in any First Citizens subsidiary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  . merge with any other entity or permit any other entity to merge into it, acquire control over any other entity or dispose of any assets or acquire any assets, in each case other than in the ordinary course of its business consistent with past practice;

  . fail to comply in any material respect with any legal requirements applicable to it and to the conduct of its business;

  . increase the compensation of any of its directors, officers or employees (excluding increases resulting from the exercise of outstanding compensatory stock options), or pay or agree to pay any bonus or provide any new employee benefit or incentive, except for increases or payments made in the ordinary course under existing arrangements;

  . enter into or substantially modify (except as may be required by law) any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other employees (other than renewal of any of arrangement consistent with past practice);

  . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any discussions concerning, any other business combination with First Citizens or any First Citizens subsidiary, or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required or any such discussions are sought (except that this would not apply to an unsolicited offer if First Citizens is advised by legal counsel that in its opinion the failure to furnish information or negotiate would likely constitute a breach of the fiduciary duty of the First Citizens Board to the First Citizens shareholders);

  . enter into (a) any material agreement or commitment not made in the ordinary course, (b) any agreement, indenture or other instrument not made in the ordinary course relating to the borrowing of money by First Citizens or a First Citizens subsidiary or guarantee by First Citizens or a First Citizens subsidiary of any obligation, (c) any agreement or commitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, officer or employee (except for the election of directors or the reappointment of officers in the normal course) or (d) any contract, agreement or understanding with a labor union;

  . change its lending, investment or asset liability management policies in any material respect, except as required by applicable law and except that after shareholder approval of the merger agreement and receipt of necessary regulatory approvals, First Citizens will cooperate with BB&T to adopt policies, practices and procedures consistent with those used by BB&T;

  . change its methods of accounting in effect at March 31, 1998, except as required by changes in accounting principles reasonably concurred in by BB&T, or change any of its federal income tax reporting methods from those used in the preparation of its tax returns for the year ended March 31, 1998, except as required by changes in law;

  . incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000 for any one expenditure or $100,000 in the aggregate;

  . incur any new indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements, in each case in the ordinary course;

  . take any action that could reasonably be expected to (a) cause the merger not to be accounted for as a pooling of interests or not to constitute a tax-free reorganization as determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied;

  . sell or agree to sell all or any part of the real property owned by Jefferson Ventures, Inc., except as set forth in the Agreement for the Sale and Purchase of Real Estate dated July 16, 1996 by and between Peachtree City Holdings, L.L.C. and Jefferson Ventures, Inc., as amended in December 1996 and on February 25, 1997;

  .  dispose of any material assets other than in the ordinary course; or

  .  agree to do any of the foregoing.

  Except with the prior consent of First Citizens, before the effective time neither BB&T nor any subsidiary of BB&T may take any action that would or might be expected to

  . cause the merger not to constitute a pooling of interests or a tax-free reorganization;

  . result in any inaccuracy of a representation or warranty that would allow for termination of the merger agreement;

  . cause any of the conditions precedent to the transactions in the merger agreement to fail to be satisfied;

  . exercise the option agreement executed concurrently with the merger agreement other than in accordance with its terms or dispose of shares of First Citizens common stock acquired under that agreement other than in accordance with its terms; or

  . fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

 Waiver; Amendment; Termination; Expenses

  Except with respect to any required regulatory approval, BB&T or First Citizens may at any time (whether before or after approval of the merger agreement and the plan of merger by the First Citizens shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement, the plan of merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the merger agreement or in the plan of merger or (c) the performance by the other party of any of its obligations set out therein. The parties may also mutually amend or supplement the merger agreement in writing at any time. No such extension, waiver, amendment or supplement after approval by the First Citizens shareholders of the merger agreement and the plan of merger, however, may modify either the amount or the form of the consideration to be provided to holders of First Citizens common stock upon completion of the merger.

  If any of the conditions to the obligation of either party to complete the merger is not fulfilled, such party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a condition to First Citizens' obligations, First Citizens will, if it believes appropriate under the circumstances, resolicit shareholder approval of the merger agreement and the plan of merger and in connection therewith provide appropriate information concerning such nonfulfillment.

  The merger agreement may be terminated, and

  . at any time before the effective time, by the mutual consent in writing of BB&T and First Citizens;

  . at any time before the effective time, by either party (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement or (b) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the nonbreaching party the ability to refuse to complete the merger under the applicable standard set forth in the merger agreement (see "--Conditions to the Merger"); and, in the case of (a) or (b), if such breach or inaccuracy has not been cured by the earlier of 30 days following notice of such breach to the party committing such breach or inaccuracy or the effective time;

  . at any time before the effective time, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions in the merger agreement cannot be satisfied or fulfilled before the date on which the effective time is to occur, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings;

  . at any time, by either party in writing, if any of the applications for prior regulatory approval are denied, and the time period for appeals and requests for reconsideration has run;

  . at any time, by either party in writing, if the shareholders of First Citizens do not approve the merger agreement and the plan of merger;

  . at any time following August 31, 1999, by either party in writing, if the effective time has not occurred by the close of business on such date and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings; or

  . by First Citizens, pursuant to the provisions of the merger agreement described above under "--Exchange Ratio."

  If the merger agreement is terminated pursuant to any of the provisions described above, both the merger agreement and the plan of merger will become void and have no effect, except that (a) provisions in the merger agreement relating to confidentiality and expenses will survive any such termination and
(b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

  Each party to the merger agreement will pay all expenses incurred by it in connection with the merger agreement and the merger, except that printing expenses and SEC registration fees incurred in connection with the registration statement will be paid 50% by BB&T and 50% by First Citizens.

Interests of Certain Persons in the Merger

  Certain members of First Citizens' management, including all of its directors, have interests in the merger that are in addition to their interests as shareholders of First Citizens generally. The First Citizens Board was aware of these factors and considered them, among other matters, in approving the merger agreement.

 Employment Agreements

  In connection with the merger, it is anticipated that Branch Banking and Trust Company, BB&T's North Carolina banking subsidiary ("BB&T-NC" or the "Employer") will enter into a five-year employment agreement with Tom Moat and a three-year employment agreement with each of Charles M. Barnes, Donald C. Phillips and Douglas J. Hertha (with Mr. Moat, the "Executives"). The employment agreements will provide for the employment of Mr. Moat as a Senior Vice President of BB&T-NC and Messrs. Barnes, Phillips and Hertha as Vice Presidents of BB&T-NC.

  Each of the employment agreements provides that the Executive in question will receive a base salary at least equal to that previously received from First Citizens, with the potential for an annual increase based on the Employer's performance and the Executive's performance (except that Mr. Moat will also receive an amount equal to the value of the benefits he will lose in the merger).

  Each of the Executives will be entitled to participate in any bonus or incentive plan, whether it provides for awards in cash or securities, made available to similarly situated officers, or such other similar plans for which the Executive may become eligible and designated a participant. Each Executive also will receive, on the same basis as other similarly situated officers of the Employer, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and similar indirect compensation that may be extended to similarly situated officers.

  Each Executive's employment agreement provides that, if the Employer terminates the Executive's employment other than because of disability or for cause, the Executive will, if he complies with certain noncompetition provisions, be entitled to receive an annual salary equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years ("Termination Compensation") for the remainder of what would otherwise have been the term of the agreement. In addition, each Executive would continue to receive health insurance coverage and other group employee benefits from the Employer on the same terms as were in effect before the termination, either under the Employer's plans or comparable coverage, during the time payments of Termination Compensation are made.

  Each of the employment agreements provides that the Executive may voluntarily terminate employment for "Good Reason" (defined below) until twelve months after a "Change of Control" (defined below) of the Employer or BB&T and (a) be entitled to receive in a lump sum (1) any compensation due but not yet paid through the date of termination and (2) in lieu of any further salary payments from the date of termination to the end of the term of the agreement, an amount equal to the Termination Compensation times 2.99, and (b) continue to receive health insurance coverage and other group employee benefits for a period of three years following termination of employment by the Executive on the same terms as were in effect either (1) at the date of termination or (2) at the date of the Change of Control, if such plans and programs in effect before the Change of Control were, considered together as a whole, materially more generous to the officers of the Employer than such plans and programs at the date of termination.

  "Good Reason" means any of the following events occurring without the Executive's consent:

  . the assignment to the Executive of duties inconsistent with the position and status of the Executive's title;

  . a reduction in the Executive's pay grade or base salary as then in effect, or the exclusion of the Executive from participation in benefit plans in which he previously participated;

  . an involuntary relocation of the Executive more than 100 miles (35 miles for Mr. Moat) from the location where the Executive worked immediately before a Change in Control, or the breach by the Employer of any material provision of the employment agreement; or

  . any purported termination of the employment of the Executive by the Employer not effected in accordance with the employment agreement.

  A "Change of Control" would be deemed to occur if

  . any person or group of persons (as defined in the Securities Exchange Act of 1934, as amended, the "Securities Exchange Act") together with its affiliates, excluding employee benefit plans of the Employer or BB&T, is or becomes the beneficial owner of securities of the Employer or BB&T representing 20% or more of the combined voting power of the Employer's or BB&T's then outstanding securities;

  . as a result of a tender offer or exchange offer for the purchase of securities of the Employer or BB&T (other than an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the BB&T Board, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the BB&T Board;

  . the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity, regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of BB&T outstanding immediately beforehand continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 40% of the combined voting power of the voting securities of BB&T or the other surviving entity outstanding immediately after the merger or consolidation;

  . the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or

  . any other event occurs that the BB&T Board determines should constitute a Change of Control.

  In addition, Mr. Moat's agreement provides that, if he were to resign from employment during the period beginning with the one year anniversary of his employment agreement and ending twelve months thereafter, other than for "Good Reason" or disability, he would be entitled to receive Termination Compensation and the other benefits described above for the 36-month period beginning with the date of his resignation.

  If any of the payments to be made under the employment agreements would constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code, the payments would be reduced by the smallest amount necessary so that no portion of such payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of the corporation and the present value of which equals or exceed three times the "base amount," which is generally defined as the Executive's annualized includable compensation for the "base period," which is generally the most recent five taxable years of the Executive ending before the date of the change in control. Sections 280G and 4999 of the Internal Revenue Code generally provide that if "parachute payments" are paid to an individual, everything above the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.

  The Executives' employment agreements will supersede any of their existing employment agreements and change of control arrangements with First Citizens or its subsidiaries. Any dispute arising under any of the employment agreements that is not resolved by the parties will be submitted to binding arbitration.

 First Citizens Board of Directors

  In connection with the merger, BB&T will offer each member of the First Citizens Board a seat on its Advisory Board for the Atlanta, Georgia area. For two years after the effective time, those members will receive, as compensation for service on the Advisory Board, member's fees (annual retainer and attendance fees) equal in amount each year to the annual retainer and schedule of attendance fees for directors of First Citizens in effect on January 1, 1999. These Advisory Board members will thereafter receive fees in accordance with BB&T's standard schedule of Advisory Board service fees. For two years after the effective time, no such member may be prohibited from serving because he or she has reached the maximum age for Advisory Board service (currently age 70). In addition to the foregoing, J. Littleton Glover, Jr. will be appointed to the BB&T-NC Board. Members of the BB&T-NC board receive an annual retainer of $5,000 plus $1,000 for each meeting attended.

 Indemnification of Directors and Officers

  The merger agreement provides that BB&T or one of its subsidiaries will maintain for three years after the effective time directors' and officers' liability insurance covering directors and officers of First Citizens for acts or omissions before the effective time. This insurance will provide at least the same coverage and amounts as contained in First Citizens' policy on the date of the merger agreement, unless the annual premium on the policy would exceed 150% of the annual premium payments on First Citizens' policy, in which case BB&T would maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to this amount. BB&T has also agreed to indemnify all individuals who are or have been officers, directors or employees of First Citizens or any First Citizens subsidiary before the effective time from any acts or omissions in these capacities before the effective time to the fullest extent that such indemnification is provided under First Citizens' articles of incorporation or bylaws on the date hereof and is permitted under North Carolina law.

Regulatory Considerations

  Bank holding companies (such as BB&T and First Citizens) and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger, as summarized below. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of BB&T and Form 10-KSB of First Citizens incorporated by reference herein. See "Where You Can Find More Information" on page 50. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies.

  The merger and the subsidiary bank mergers are subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

  The merger is subject to approval by the Board of Governors of the Federal Reserve System under Sections 3 and 4 of the Bank Holding Company Act of 1956. In considering the approval of a transaction such as the merger, this act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve also is required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  Where a transaction, such as the merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Bank Holding Company Act authorizes the Federal Reserve to approve the transaction without regard to whether such transaction is prohibited under the laws of any state, provided the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

  The Federal Reserve also must review the nonbanking activities being acquired in the merger (such as operating a savings institution and a service corporation) to determine whether the acquisition of such activities reasonably can be expected to produce benefits to the public (such as greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). This consideration includes an evaluation by the Federal Reserve of the financial and managerial resources of BB&T and its subsidiaries and First Citizens Bank, and the effect of the proposed transaction on those resources, as well as whether the merger would result in a monopoly or otherwise would substantially lessen competition. By statute, the Federal Reserve is required to forward a copy of the notice required to be filed by BB&T to the Office of Thrift Supervision for its review and comment. However, because bank holding companies that acquire savings institutions are exempt from the provisions of federal law relating to savings and loan holding companies, BB&T is not required to file a separate application with the Office of Thrift Supervision for approval of the merger.

  The Georgia Department of Banking and Finance also must approve the merger under the bank holding company act provisions of the Official Code of Georgia, which permit an out-of-state bank holding company to acquire a bank having banking offices in Georgia. In evaluating the transaction, the Department will consider the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the bank to be acquired, the condition of the acquiring holding company and the bank to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the acquisition and the equitable treatment of minority shareholders of the bank to be acquired.

  BB&T also is required to provide notice to the Virginia Bureau of Financial Institutions under the bank holding company act provisions of the Virginia Code, which permit an out-of-state bank holding company that controls a Virginia bank, such as BB&T, to acquire a bank outside of Virginia, such as First Citizens Bank of Georgia, if the Bureau approves the transaction. The Bureau is required to approve the transaction if it determines that the transaction would not be detrimental to the safety and soundness of the Virginia bank.

  All of the required applications and notices for the merger have been submitted to the appropriate regulatory agencies and have been obtained. However, there is no assurance that the U.S. Department of Justice or a state attorney general will not challenge the merger (or the subsidiary bank mergers discussed below) or, if such a challenge is made, as to the results thereof.

 The Subsidiary Bank Mergers

  Although not required by the terms of the merger agreement or the plan of merger, BB&T expects to effect the subsidiary bank mergers during the second quarter of 2000. The subsidiary bank mergers are each subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve any subsidiary bank merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the subsidiary bank merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the subsidiary bank merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act of 1977 in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank mergers and an opportunity for the public to comment on the applications in writing and to request a hearing.

  The North Carolina Commissioner of Banks also must approve the subsidiary bank mergers under the bank merger act provisions of the North Carolina General Statutes. In its review of the subsidiary bank mergers, the N.C. Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the merger is in the public interest and whether the merger is for legitimate purposes.

  BB&T-NC also is required under Georgia law to provide prior notice of the subsidiary bank mergers to the Georgia Department of Banking and Finance.

  BB&T and First Citizens are not aware of any other governmental approvals or actions that are required for completion of the merger or the subsidiary bank mergers, except as described above. Should any other approval or action be required, it is currently expected that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay completion of the merger or would not be conditioned in a manner that would cause BB&T to abandon the merger in the manner permitted by the merger agreement.

Material Federal Income Tax Consequences of the Merger

  The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of First Citizens and to BB&T and First Citizens. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons who acquired First Citizens common stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each First Citizens shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

  In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:
(a) the merger will constitute a reorganization under Section 368 of the Internal Revenue Code; (b) no gain or loss will be recognized by BB&T or First Citizens by reason of the merger; (c) the shareholders of First Citizens will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for First Citizens common stock; (d) a shareholder of First Citizens who receives cash in lieu of a fractional share of BB&T common stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of such fractional share; (e) the tax basis in the BB&T common stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the First Citizens common stock surrendered in exchange therefor; and (f) the holding period for BB&T common stock received (including any fractional share interest deemed received) in exchange for shares of First Citizens common stock will include the period during which the shareholder held the shares of First Citizens common stock surrendered in the exchange, provided that the First Citizens common stock was held as a capital asset at the effective time.

  The completion of the merger is conditioned upon the receipt by BB&T and First Citizens of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the closing date to the effect of items (a) and
(c) as described above. Neither party intends to waive this condition. If the tax opinion were not available and the First Citizens Board wished to proceed with the merger, First Citizens would resolicit its shareholders.

Accounting Treatment

  It is anticipated that the merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Under such accounting method, holders of First Citizens common stock will be deemed to have combined their existing voting common stock interest with that of holders of BB&T common stock by exchanging their shares for shares of BB&T common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of First Citizens, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of BB&T, and no goodwill will be created. BB&T will be able to include in its consolidated income the consolidated income of First Citizens for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by BB&T as current charges against income rather than adjustments to its balance sheet. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the pooling-of-interests method of accounting. If the merger does not qualify for pooling-of-interests accounting treatment, BB&T may, in its discretion, terminate the transaction.

The Option Agreement

 General

  As a condition to BB&T entering into the merger agreement, First Citizens (as issuer) entered into an agreement with BB&T (as grantee), pursuant to which First Citizens granted an option to BB&T to purchase from First Citizens up to 560,483 shares of First Citizens common stock (subject to adjustment in certain circumstances) at a price of $27.50 per share (subject to adjustment under certain circumstances). The purchase of any shares of First Citizens common stock pursuant to the option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act of 1956, and to BB&T's compliance with its covenants in the merger agreement.

  The option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who, before the effective time, might be interested in acquiring all of or a significant interest in First Citizens from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of First Citizens with a higher current market price than the BB&T common stock to be received for First Citizens common stock pursuant to the merger agreement.

  The option agreement is filed as an exhibit to the registration statement, and the following discussion is qualified in its entirety by reference to the option agreement. See "Where You Can Find More Information" on page 50.

 Exercisability

  If BB&T is not in material breach of the option agreement or its covenants and agreements contained in the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, BB&T may generally exercise the option, in whole or in part, at any time and from time to time prior to its termination, as described below, following the happening of either of the following events (each a "Purchase Event"):

  . without BB&T's prior consent, First Citizens authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (a) a merger, consolidation or similar transaction involving First Citizens or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of First Citizens and its subsidiaries or (c) the issuance, sale or other disposition of securities representing 15% or more of the voting power of First Citizens or any of its significant subsidiaries; or

  . any third party or group of third parties acquires or has the right to acquire beneficial ownership of securities representing 20% or more of the outstanding shares of First Citizens common stock.

  The obligation of First Citizens to issue shares of First Citizens common stock upon exercise of the option will be deferred (but will not terminate)
(a) until the receipt of all required governmental or regulatory approvals or consents, or until the expiration or termination of any waiting period required by law, or (b) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the shares.

 Termination

  The option will terminate upon the earliest to occur of the following events: (a) the effective time; (b) the termination of the merger agreement prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by First Citizens of a covenant or agreement in the merger agreement or an inaccuracy in First Citizens' representations or warranties in the merger agreement of a nature entitling BB&T to terminate (a "Default Termination"); (c) 12 months after a Default Termination; (d) 12 months after termination of the merger agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the merger agreement based on the failure of the shareholders of First Citizens to approve the merger agreement and the plan of merger.

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

  A "Preliminary Purchase Event" is defined as either of the following:

  . the commencement by any third party of a tender or exchange offer such that it would thereafter own 20% or more of the outstanding shares of First Citizens common stock or the filing of a registration statement with respect to such an offer, or

  . the failure of the shareholders of First Citizens to approve the merger agreement, the failure of the meeting to have been held, the cancellation of the meeting prior to the termination of the merger agreement or the First Citizens Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the merger agreement, in any case after a third party: (a) proposes to engage in an Acquisition Transaction, (b) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 20% or more of the outstanding shares of First Citizens common stock or (c) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

  To the knowledge of BB&T and First Citizens, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this proxy statement/prospectus.

 Adjustments

  The option agreement provides for certain adjustments in the option in the event of any change in First Citizens common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of First Citizens common stock before termination of the option.

 Repurchase Rights

  At the request of the holder of the option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), First Citizens must, if the option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the option and (b) all shares of First Citizens common stock purchased by the holder pursuant to the option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

  . the aggregate purchase price paid by the holder for any shares of First Citizens common stock acquired pursuant to the option with respect to which the holder then has beneficial ownership, plus

  . the excess, if any, of (a) the Applicable Price (as defined in the option agreement) for each share of First Citizens common stock over the purchase price, multiplied by (b) the number of shares of First Citizens common stock with respect to which the option has not been exercised, plus

  . the excess, if any, of (a) the Applicable Price over the purchase price paid (or, in the case of shares of First Citizens common stock covered by the option with respect to which the option has been exercised but the closing date for the purchase has not occurred, payable) by the holder for each share of First Citizens common stock with respect to which the option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by (b) the number of such shares.

  A "Repurchase Event" occurs if: (a) any third party acquires actual ownership or control of, or any "group" (as such term is defined under the Securities Exchange Act) is formed that has acquired actual ownership or control of, 50% or more of the then outstanding shares of First Citizens common stock, or (b) any of the merger or other business combination transactions set forth in the paragraph below describing substitute options is completed.

 Substitute Options

  If, before the termination of the option agreement, First Citizens enters into an agreement:

  . to consolidate with or merge into any third party and will not be the continuing or surviving corporation of the consolidation or merger;

  . to permit any third party to merge into First Citizens with First Citizens as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of First Citizens common stock are changed into or exchanged for stock or other securities of First Citizens or any other person or cash or any other property, or the outstanding shares of First Citizens common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

  . to permit any third party to acquire all of the outstanding shares of First Citizens common stock pursuant to a statutory share exchange; or

  . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of First Citizens' assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

 Registration Rights

  The option agreement grants to BB&T and any permitted transferee of the option certain rights to require First Citizens to prepare and file a registration statement under the Securities Act if registration is necessary in order to permit the sale or other disposition of any or all shares of First Citizens common stock or other securities that have been acquired by or are issuable upon exercise of the option.

Effect on Employees, Employee Benefit Plans and Stock Options

 Employees

  Each employee of First Citizens at the effective time who becomes an employee of BB&T or a BB&T subsidiary immediately following the effective time will be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the BB&T employer, subject to the terms of such plans and programs. Service with First Citizens will be deemed to be service with the BB&T employer for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service. In addition, if the first plan year of participation by First Citizens employees and their dependents in a group health plan of the BB&T employer is a partial plan year, the BB&T employer will cause its group health plan to credit toward deductible and other out-of-pocket limitations any expenses incurred by such persons under First Citizens' group health plan during that portion of the BB&T employer's plan year during which such persons were covered under First Citizens' group health plan.

  Each employee of First Citizens or a First Citizens subsidiary who becomes an employee of BB&T or a BB&T subsidiary and who is terminated after the effective time (excluding any employee who has an existing employment or special termination agreement) will be entitled to severance pay in accordance with the general severance policy maintained by BB&T if and to the extent such employee is entitled to severance pay under the policy. An employee's service with First Citizens or a First Citizens subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

  BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that First Citizens and its subsidiaries have with their current and former employees and directors and which have been disclosed to BB&T, except to the extent any such agreements are superseded or terminated at or after the effective time.

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

  BB&T will provide, to the extent required by Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA, health continuation coverage satisfying for any First Citizens employee and eligible dependents thereof who incur a "qualifying event", as defined therein, on or prior to the effective time.

 401(k) Plan

  BB&T shall cause the 401(k) plan of First Citizens to be merged with the 401(k) plan maintained by BB&T and its subsidiaries, and the account balances of former employees of First Citizens or its subsidiaries who are participants in the First Citizens plan will be transferred to the accounts of such employees under the BB&T 401(k) plan. Following the merger and transfer, these accounts will be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time, except as required to comply with the provisions of Section 411(d)(6) of the Internal Revenue Code and the regulations thereunder (and subject to BB&T's right to terminate such plan). For purposes of administering the 401(k) plan, service with First Citizens and its subsidiaries will be deemed to be service with BB&T or its subsidiaries for eligibility and vesting purposes, but not for purposes of benefit accrual.

 Stock Options

  At the effective time, each stock option granted under the First Citizens Stock Option and Incentive Plan and the First Citizens Directors' Nonincentive Stock Option Plan then outstanding, whether or not exercisable, will be converted into rights with respect to BB&T common stock. Unless it elects to substitute options as described below, BB&T will assume each of these stock options in accordance with the terms of the applicable First Citizens stock option plan, except that (a) BB&T and the compensation committee of the BB&T Board will be substituted for First Citizens and the First Citizens Board administering the stock option plans, (b) each stock option may be exercised solely for shares of BB&T common stock, (c) the number of shares of BB&T common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of First Citizens common stock subject to the stock option by the exchange ratio and (d) the per share exercise price for each stock option will be adjusted by dividing the per share exercise price for the stock option by the exchange ratio and rounding up to the nearest cent.

  As an alternative to assuming the stock options, BB&T may choose to substitute as of the effective time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan for all or a part of the stock options, subject to the conditions that the requirements of (c) and (d) in the preceding paragraph will apply, the substitution may not constitute a modification, extension or renewal of any stock options that are incentive stock options and the substituted options will continue in effect on the same terms and conditions as provided in the stock options and the stock option plan granting each stock option.

  Each stock option that is an incentive stock option will be adjusted as required by Section 424 of the Internal Revenue Code to continue as an incentive stock option and not to constitute a modification, extension or renewal within the meaning of Section 424(h) of the Internal Revenue Code.

  BB&T has reserved and will continue to reserve adequate shares of BB&T common stock for the exercise of any converted or substitute options. As soon as practicable after the effective time, if it has not already done so, and to the extent First Citizens has a registration statement in effect or an obligation to file a registration statement, BB&T will file a registration statement under the Securities Act with respect to the shares of BB&T common stock subject to converted or substitute options and will use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding.

  BB&T will deliver to each participant in the stock option plans who receives converted or substitute options an appropriate notice setting forth the participant's rights in this regard.

  Based on stock options outstanding as of the date of execution of the merger agreement and subsequent exercises, options to purchase an aggregate of up to approximately 229,303 shares of First Citizens common

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

stock may be outstanding at the effective time. Any shares of First Citizens common stock issued pursuant to the exercise of stock options under the stock option plans before the effective time will be converted into shares of BB&T common stock and cash in lieu of any fractional share interest in the same manner as other outstanding shares of First Citizens common stock.

Restrictions on Resales by Affiliates

  All shares of BB&T common stock issuable in the merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by "persons" who are deemed to be "affiliates" (as such terms are defined under the Securities Act) of First Citizens at the effective time may be resold by them (a) only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act and (b) following the satisfaction of the requirements of the SEC's Accounting Series Release Nos. 130 and 135 relating to publication of financial results of the post-merger combined operations of BB&T and First Citizens. Those who may be deemed affiliates of First Citizens generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with First Citizens and include directors and certain executive officers of First Citizens. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including spouse, relatives and spouse's relatives who in each case have the same home as the affiliate.

  The merger agreement requires First Citizens to use its best efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect generally that such person will not offer or otherwise dispose of any shares of BB&T common stock issued to that person in the merger, except in compliance with (a) the Securities Act and the rules and regulations promulgated thereunder and (b) the requirements of the accounting releases described above.

                            INFORMATION ABOUT BB&T

General

  BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland and the District of Columbia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland and the District of Columbia. BB&T's principal commercial bank subsidiaries are BB&T-NC, Branch Banking and Trust Company of South Carolina ("BB&T-SC") and Branch Banking and Trust Company of Virginia ("BB&T-VA"). The principal assets of BB&T are all of the issued and outstanding shares of common stock of BB&T-NC, BB&T Financial Corporation of South Carolina, Greenville, South Carolina (which in turn owns all of the issued and outstanding shares of BB&T-SC), BB&T Financial Corporation of Virginia (which in turn owns all of the issued and outstanding shares of BB&T-VA and all of the issued and outstanding shares of the eleven affiliate banks of the former MainStreet Financial Corporation ("MainStreet")) and Scott and Stringfellow, Inc.

Operating Subsidiaries

  BB&T-NC, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 345 banking offices throughout North Carolina and 35 offices in metropolitan Washington, D.C. and Maryland. BB&T-NC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers, and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., also a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. BB&T Insurance Services, Inc., located in Raleigh, North Carolina, is also a subsidiary of BB&T-NC and offers life, property and casualty and title insurance on an agency basis. Additional subsidiaries of BB&T-NC include Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

  BB&T-SC serves South Carolina through 90 banking offices. BB&T-SC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products and unit investment trusts.

  BB&T-VA offers a full range of commercial and retail banking services through 62 banking offices in the Hampton Roads and Richmond areas and the southern, central and southwestern regions of Virginia.

  The eleven affiliate banks (including a trust company subsidiary) of MainStreet provide full-service banking and trust services throughout Virginia, southern Maryland and metropolitan Washington, D.C.

  Regional Acceptance Corporation ("RAC"), of Greenville, North Carolina, was acquired on September 1, 1996. RAC, which has 28 branch offices in North Carolina, South Carolina, Tennessee and Virginia, specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles.

  Scott & Stringfellow, Inc. ("Scott & Stringfellow"), a full-service retail brokerage, institutional equity and debt underwriting, investment advisory services, corporate finance, equity trading and equity research firm, was acquired on March 26, 1999 and was merged with Craigie Incorporated, which specialized in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets, on May 5, 1999.

  Phillips Factors Corporation buys and manages account receivables primarily in the furniture, textiles and home furnishings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. ("Sheffield") specializes in loans to small commercial lawn care businesses across the country. BB&T Bankcard Corporation is a special purpose credit card bank.

Acquisitions

  BB&T's profitability and market share have been enhanced through both internal growth and acquisitions of both financial and nonfinancial institutions during recent years. BB&T's most recent acquisitions include the following:

  On June 18, 1998, BB&T completed the acquisition of Dealers Credit Inc. ("DCI"), a commercial finance company based in Menomonee Falls, Wisconsin that specializes in extending secured, installment loan credit and direct financing lease credit to commercial, agricultural, municipal and consumer end-users of turf care equipment, outdoor power equipment, agricultural equipment and related products. DCI was merged into Refloat, Inc., the holding company for Sheffield, and its assets were transferred to Sheffield immediately thereafter.

  On June 30, 1998, BB&T completed the acquisition of W.E. Stanley & Company, Inc. and two of its sister companies (collectively, "W.E. Stanley"). W.E. Stanley operates as a wholly owned subsidiary of BB&T-NC under the name W.E. Stanley & Company, Inc.

  On July 1, 1998, BB&T completed the acquisition of Franklin Bancorporation, Inc. ("Franklin") in a transaction accounted for as a pooling-of-interests. Franklin National Bank of Washington D.C., the banking subsidiary of Franklin, operated ten banking offices in the metropolitan Washington, D.C. area and was merged into BB&T-NC on February 22, 1999.

  BB&T completed the acquisition of Maryland Federal Bancorp, Inc., a unitary savings and loan holding company and the sole shareholder of Maryland Federal Bank ("MFB"), on September 30, 1998 and effected the merger of MFB, which had 28 branch offices in the metropolitan Washington D.C. and southern Maryland areas, into BB&T-NC in November 1998. MFB specialized in the business of attracting deposits from the general public and investing such deposits primarily in permanent loans secured by first liens on one-to-four family residential properties and, to a lesser extent, commercial real estate located in MFB's market area and in consumer loans.

  On March 5, 1999, BB&T acquired MainStreet. With $2.3 million in assets, MainStreet operated 46 full-service banking offices in Virginia and three in Maryland.

  BB&T acquired Scott & Stringfellow Financial, Inc., the holding company of Scott & Stringfellow, on March 26, 1999. Scott & Stringfellow has 32 offices in the Carolinas, Virginia and West Virginia and manages more than $10 billion in total assets for clients.

  On January 28, 1999, BB&T announced that it had agreed to acquire Mason-Dixon Bancshares, Inc. ("Mason-Dixon") in a tax-free transaction to be accounted for as a pooling of interests in which Mason-Dixon shareholders would receive 1.30 shares of BB&T common stock for each share of Mason-Dixon common stock. The transaction is valued, based on BB&T's closing price of $38.44 on January 26, at $256.9 million. Mason-Dixon's branch network includes 23 banking offices, 12 consumer finance offices and three mortgage loan offices in Maryland and is expected to extend BB&T's presence in the economically strong markets in central Maryland.

  On February 25, 1999, BB&T announced that it had agreed to acquire Matewan BancShares Inc. ("Matewan") in a tax-free transaction. In the transaction, Matewan common shareholders would receive 0.67 shares of BB&T common stock for each share of Matewan common stock and Matewan preferred shareholders would receive 0.8375 shares of BB&T common stock for each share of Matewan preferred stock. Through its banking subsidiaries, Matewan National Bank and Matewan FSB, Matewan operates 22 banking offices and one mortgage loan office in southwestern Virginia, southern West Virginia and eastern Kentucky and is expected to strengthen BB&T's western Virginia franchise and to expand such franchise into southern West Virginia and eastern Kentucky.

  On April 28, 1999, BB&T announced that it had agreed to acquire First Liberty Financial Corp. ("First Liberty") in a tax-free transaction to be accounted for as a pooling-of-interests. Based on BB&T's closing price of $39 per share on April 26, 1999, First Liberty shareholders would receive 0.8525 of a share of BB&T common stock for each share of First Liberty common stock, or $33.25 per share. The final exchange ratio will be determined based on a pricing period prior to closing and will be not less than 0.85 shares of BB&T common stock for each share of First Liberty common stock or more than 0.87 shares of BB&T common stock for each share of First Liberty common stock. First Liberty, which has approximately $1.7 billion in assets and operates 39 banking offices and 13 consumer finance offices in Macon and Savannah, Georgia, is expected to expand BB&T's presence into economically strong markets in Georgia.

  BB&T expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of an additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, such acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, also are frequently anticipated.

Capital

  The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including on-balance sheet activities and certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At March 31, 1999, BB&T's Tier 1 and total capital ratios were 9.7% and 14.2%, respectively. Effective January 1, 1998, the Federal Reserve is also requiring certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

  The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at March 31, 1999 was 6.9%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

  The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve described above. The Office of the Comptroller of the Currency also has similar regulations that would apply to BB&T's national bank subsidiaries. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of March 31, 1999.

Deposit Insurance Assessments

  The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits set forth under applicable law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. However, approximately 34% of the deposits of BB&T-NC and BB&T-SC and a portion of the deposits of BB&T-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund ("SAIF") of the FDIC.

  The FDIC has established the same assessment rates for both BIF-insured and SAIF-insured deposits, effective January 1, 1997. For the semi-annual period beginning December 30, 1998, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of

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the interest due on the obligations issued by the Financing Corporation, the
FDIC is currently assessing BIF-insured deposits an additional 1.22 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.10 basis points per $100 of deposits, in each case on an annualized basis, to cover those obligations.

                       INFORMATION ABOUT FIRST CITIZENS

  First Citizens is a Georgia corporation and a bank/thrift holding company located on the south side of the metropolitan Atlanta area. First Citizens provides financial services through its two subsidiary financial institutions, a federal savings bank and a state-chartered commercial bank, which offer a variety of banking and other financial services to individuals and businesses in the counties of Coweta, Fayette, Henry, Clayton and Troup in Georgia.

  First Citizens was formed on August 22, 1996 when Newnan Savings Bank, FSB (now First Citizens Bank) reorganized into a holding company structure. In this reorganization, each shareholder of Newnan Savings Bank received stock in the new parent company on a one-for-one basis. At the same time, the new holding company acquired Southside Financial Group, Inc., the parent company of Citizens Bank & Trust of Fayette County (now known as First Citizens Bank of Georgia). In connection with this acquisition, First Citizens issued 136,990 shares of stock to Southside shareholders.

  As of March 31, 1997, First Citizens acquired Tara Bankshares Corporation, the parent company of Tara State Bank, issuing 221,773 shares of its stock to Tara shareholders. First Citizens operated the three banking subsidiaries as separate entities until February 12, 1999, when First Citizens Bank of Clayton County (formerly Tara State Bank) merged into First Citizens Bank of Georgia. First Citizens Bank of Georgia operates banking offices in Fayetteville, Riverdale, and Jonesboro, Georgia.

  First Citizens' savings bank subsidiary, First Citizens Bank, is a federally chartered thrift located in Newnan, Georgia. It maintains a total of 10 offices in Newnan, Peachtree City, LaGrange, Stockbridge, and Hogansville, Georgia. First Citizens Bank also has two wholly owned subsidiaries, Citizens Mortgage Group, Inc., an operating subsidiary, and Newnan Financial Services, Inc., a service corporation which offers real estate appraisal services. Newnan Financial's subsidiary, Jefferson Ventures, Inc., holds certain tracts of undeveloped land at White Oak Golf and Lake Community in Newnan, Georgia.

  Additional information about First Citizens can be found in First Citizens' Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 and audited financial statements for the fiscal year ended March 31, 1999, all of which accompany this Proxy Statement/Prospectus.

                       DESCRIPTION OF BB&T CAPITAL STOCK

General

  The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T common stock, par value $5.00 per share and 5,000,000 shares of preferred stock, par value $5.00 per share. As of May 14, 1999, there were 307,875,228 shares of BB&T common stock issued and outstanding. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock (the "BB&T Junior Preferred Stock") and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights Plan." Based on the number of shares of First Citizens common stock outstanding at the record date, it is estimated that approximately 3,105,451 shares of BB&T common stock would be issued in the merger.

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

BB&T Common Stock

  Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences provided for by resolution of the BB&T Board for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholders rights plan provide that holders of such shares will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

  The transfer agent and registrar for BB&T common stock is BB&T-NC. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

  Under BB&T's articles of incorporation, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of BB&T preferred stock or the existence of the unissued BB&T preferred stock may tend to discourage or render more difficult a merger or other change in control of BB&T. See "--Shareholder Rights Plan."

Shareholder Rights Plan

  BB&T has adopted a shareholder rights plan pursuant to which holders of shares of BB&T common stock also hold rights to purchase securities or other property that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as BB&T's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of BB&T, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of BB&T's shareholder rights plan are discussed below.

  On December 17, 1996, the BB&T Board declared a dividend distribution of one right (a "Right," and collectively the "Rights") for each outstanding share of BB&T common stock to shareholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of BB&T common stock issued between January 17, 1997 and the occurrence of a "Distribution Date" (described in the next paragraph). Each Right entitles the registered holder to purchase from BB&T a unit consisting of one-hundredth of a share (a "Unit") of BB&T Junior Preferred Stock at a Purchase Price of $145.00 per Unit, subject to adjustment, or, under certain circumstances, other securities or property. The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and BB&T-NC in the capacity of Rights Agent (the "Rights Agreement").

  Initially, the Rights will be attached to all BB&T common stock certificates representing shares then outstanding, and no separate Rights Certificates (as defined in the Rights Agreement) will be distributed. A "Distribution Date" will occur, and the Rights will separate from shares of BB&T common stock, upon the earliest of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock (the "Stock Acquisition Date"), (b) 10 business days following the commencement of a tender offer or exchange offer that would if completed result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T common stock or (c) 10 business days after the BB&T Board declares any Person to be an "Adverse Person," as described in the following paragraph.

  The BB&T Board will declare a person to be an Adverse Person upon its determinations (a) that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock) and (b) following consultation with such persons as the BB&T Board deems appropriate, that (1) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T common stock beneficially owned by such person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (2) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or (iii) such beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of BB&T common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T common stock issued before the Distribution Date will be issued with Rights.

  If the BB&T Board determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then outstanding shares of BB&T common stock, each holder of a Right will thereafter have the right to receive at the time specified in the Rights Agreement, (a) upon exercise and payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the Right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the Right and the value of the consideration that would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. Rights will not become exercisable following the occurrence of either of the events set forth above, however, until such time as the Rights are no longer redeemable by BB&T as set forth below.

  For example, at an exercise price of $145.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T common stock (or other consideration, as noted above) for $145.00. Assuming that the BB&T common stock had a per share value of $36.25 at such time, the holder of each valid Right would be entitled to purchase eight shares of BB&T common stock for $145.00. Alternatively, at the discretion of the BB&T Board, each Right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to BB&T common stock (or other consideration, as noted above) worth $145.00.

  If, at any time following the Stock Acquisition Date, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Purchase Price payable, and the number of Units of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution if certain events occur.

  In general, BB&T may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 business days following the earlier of the Stock Acquisition Date or the effective date of any declaration by the BB&T Board that any person is an Adverse Person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his or her beneficial ownership to less than 10% of the outstanding shares of BB&T common stock in a transaction or series of transactions not involving BB&T and if there are no other Acquiring Persons or Adverse Persons.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the Rights are not redeemable.

  The Rights Agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the SEC. This registration statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and reference is made to them for the complete terms of the Rights Agreement and the Rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "Where You Can Find More Information" on page 50.

Certain Provisions of the NCBCA, BB&T Articles and BB&T Bylaws

  Provisions of the North Carolina Business Corporation Act (the "NCBCA") and BB&T's articles of incorporation and bylaws may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and all of its shareholders. The following describes the principal provisions of the NCBCA and BB&T's articles of incorporation and bylaws that may be deemed to have anti-takeover effects on BB&T.

 Control Share Acquisition Act

  The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "Comparison of Shareholders' Rights--Anti-takeover Statutes."

 Provisions Regarding the BB&T Board

  BB&T's articles of incorporation and bylaws classify the BB&T Board and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of such provisions, see "Comparison of Shareholders' Rights--Directors."

 Meeting of Shareholders; Shareholders' Nominations and Proposals

  Under BB&T's bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

  Certain procedures governing the submission of nominations for directors and other proposals by shareholders may have some deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of Shareholders' Rights--Notice of Shareholder Nominations and Shareholder Proposals."

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  At the effective time, holders of First Citizens common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of First Citizens common stock. Since BB&T is organized under the laws of the State of North Carolina and First Citizens is organized under the laws of the State of Georgia, differences in the rights of holders of BB&T common stock and those of holders of First Citizens common stock arise from differing provisions of the NCBCA and the Georgia Business Corporation Code (the "GBCC") in addition to differing provisions of their respective articles of incorporation and bylaws.

  The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of First Citizens common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the GBCC and the governing corporate instruments of BB&T and First Citizens, to which the shareholders of First Citizens are referred.

Authorized Capital Stock

 BB&T

  BB&T's authorized capital stock consists of 500,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T's articles of incorporation authorize the BB&T Board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of BB&T preferred stock in each such series. As of May 14, 1999, there were 307,875,228 shares of BB&T common stock outstanding. No shares of BB&T preferred stock were issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of BB&T Capital Stock--Shareholder Rights Plan."

 First Citizens

  First Citizens' authorized capital stock consists of 8,000,000 shares of First Citizens common stock, par value $1.00 per share and 8,000,000 shares of First Citizens preferred stock, without par value. As of May 17, 1999, there were 2,878,350 shares of First Citizens common stock outstanding. No shares of First Citizens preferred stock were issued and outstanding as of such date.

Special Meetings of Shareholders and Action by Shareholders without a Meeting

 BB&T

  Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board. Under the NCBCA, shareholders of a North Carolina corporation may take action without a meeting by one or more written consents signed by all shareholders entitled to vote on the matter in question, provided that any required notice is given to any shareholders not entitled to vote on such matter.

 First Citizens

  Special meetings of the shareholders of First Citizens may be called at any time by the First Citizens Board, by the President or upon the written request of shareholders owning an aggregate of not less than 25% of the outstanding shares of capital stock entitled to vote. First Citizens' bylaws provide that any action required or permitted to be taken by First Citizens shareholders may be taken without a meeting by consent in writing setting forth the action to be taken and signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

Directors

 BB&T

  BB&T's articles of incorporation and bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 21 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T's articles of incorporation and bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of BB&T common stock do not have cumulative voting rights in the election of directors.

 First Citizens

  First Citizens' articles of incorporation state that the board of directors shall consist of not less than five nor more than 25 directors. The bylaws provide that the number of directors within this range may be fixed from time to time by the First Citizens Board or by the shareholders. The First Citizens Board presently consists of five members. Like the BB&T Board, the First Citizens Board is divided into three classes, with directors serving staggered three-year terms. Also like BB&T, holders of First Citizens stock do not have cumulative voting rights in the election of directors. First Citizens' bylaws provide that any director may be removed from office without cause only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares and may be removed with cause upon the affirmative vote of the holders of a majority of the outstanding shares.

Dividends and Other Distributions

 BB&T

  The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. BB&T is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 First Citizens

  First Citizens shareholders are entitled to dividends when declared by the First Citizens Board unless the company is insolvent or the dividend payment would render it insolvent. As in the case of BB&T, the ability of First Citizens to pay dividends depends on the earnings of its subsidiary bank, and management cannot predict with any certainty whether and to what extent dividends would be paid to shareholders in the future if First Citizens remained independent.

Notice of Shareholder Nominations and Shareholder Proposals

 BB&T

  BB&T's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or a committee thereof, of candidates for election as directors. BB&T's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit such nomination in writing to the Secretary of BB&T not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders of such shareholder's intention. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in such proposal.

  In accordance with Rule 14a-8, as promulgated by the SEC pursuant to the Securities Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by BB&T no later than 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. Where the annual meeting has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before BB&T begins to print and mail its proxy materials.

 First Citizens

  First Citizens' bylaws do not establish advance notice procedures for shareholder proposals or the nomination, other than by direction of the First Citizens Board, of candidates for election as directors.

Exculpation and Indemnification

 BB&T

  The NCBCA requires that a director of a North Carolina corporation discharge the duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation shall not be subject to any different duties or a higher standard of care. BB&T's articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. BB&T's bylaws require BB&T to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 First Citizens

  First Citizens' bylaws contain certain provisions which provide indemnification to directors and officers of First Citizens that is broader than the protection expressly mandated in the GBCC. The indemnification provisions in the bylaws require First Citizens to indemnify persons who are parties to any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that the person was or is a director, officer, employee or agent of First Citizens. These persons would be indemnified against expenses (including, but not limited to, attorneys' fees and court costs) and against any judgments, fines and amounts paid in settlement incurred by them. These persons may also be entitled to the advance of any such expenses prior to the final disposition of the proceeding if they have provided an undertaking to repay First Citizens if it is ultimately determined that they are not entitled to indemnification. The bylaws provide that First Citizens shall indemnify a director, officer, employee or agent if that individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of First Citizens and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Mergers, Share Exchanges and Sales of Assets

 BB&T

  The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with First Citizens) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statutes."

 First Citizens

  The articles of incorporation of First Citizens provide that, with certain exceptions, any merger or consolidation involving First Citizens or the sale or disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Citizens stock. However, if (a) two-thirds of the First Citizens Board approves the merger or similar transaction prior to its consummation or (b) First Citizens is engaged in a merger or similar transaction with a subsidiary, the applicable provisions of the GBCC would govern and the shareholder approval of the transaction would require a favorable vote by a majority of all votes entitled to be cast.

Anti-takeover Statutes

 BB&T

  The North Carolina Control Share Acquisition Act applies to BB&T. This act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders. The act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the act, the shares acquired that result in the crossing of any of these thresholds ("Control Shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on Control Shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares.

  In accordance with the provisions of such statute, BB&T has elected not to be governed by the North Carolina Shareholder Protection Act, which requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements.

 First Citizens

  The GBCC provides for certain voting rules and fair price requirements concerning business combinations with "interested shareholders." This provision is designed to protect shareholders of Georgia corporations against the inequities of certain tactics which have been utilized in hostile takeover attempts. Under the fair price provisions, business combinations with interested shareholders (generally, an interested shareholder is the beneficial owner of 10% or more of the corporation's voting shares) must meet one of three criteria designed to protect minority shareholders: (a) the transaction must be unanimously approved by the "continuing directors" of the corporation (generally, directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder), or (b) the transaction must be approved by two-thirds of the continuing directors and a majority of shares held by shareholders other than the interested shareholder, or (c) the terms of the transaction must meet specified fair pricing criteria and certain other tests which are intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless at which point in time they sell to the acquiring party.

  Fair price requirements are not applicable to any corporation unless they are specifically incorporated in the bylaws of the corporation. First Citizens' bylaws do not contain the requirements.

Amendments to Articles of Incorporation and Bylaws

 BB&T

  The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended if the amendment is approved by a majority of the votes cast within each voting group entitled to vote. BB&T's articles of incorporation and bylaws also require the affirmative vote of more than two-thirds of the outstanding shares entitled to vote to approve an amendment to BB&T's articles of incorporation or bylaws amending, altering or repealing the portions of such articles of incorporation or bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its shareholders, and BB&T's articles of incorporation authorize the BB&T Board to amend BB&T's bylaws.

 First Citizens

  The GBCC provides that a Georgia corporation's articles of incorporation and bylaws may be amended if the amendment is approved by a majority of the shares entitled to vote. However, First Citizens' articles and bylaws require the affirmative vote of two-thirds of the outstanding shares entitled to vote to approve an amendment to any article or bylaw amending, altering or repealing a portion of an article or bylaw relating to classification and staggered terms of the board, number of directors, removal of directors, limitation of directors' liability, supermajority voting requirements for certain mergers or other business combinations, relevant factors for board consideration on such a transaction, or any requirement for a supermajority vote on such an amendment. Except as described above, the affirmative vote of a majority of all directors or a majority of all shares entitled to elect directors is required to amend the bylaws. The bylaws of First Citizens provide for amendment by the shareholders at any annual or special meeting or by the First Citizens Board.

Shareholders' Rights of Dissent and Appraisal

 BB&T

  Under the NCBCA, a shareholder of a North Carolina corporation is entitled to dissent from, and obtain payment of the "full value" of his or her shares in the event of any of the following corporate transactions:

  . completion of a plan of merger to which the corporation is a party, unless (a) the corporation is a parent merging with a subsidiary pursuant to a particular NCBCA provision for such transactions; (b) the merger is subject to an NCBCA provision that exempts from the shareholder approval requirement certain mergers that do not result in a substantial change to the corporation or the rights of its shareholders; or (c) the shares in question are then redeemable by the corporation at a price not greater than the cash to be received for such shares;

  . completion of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

  . completion of a sale or exchange of all or substantially all of the property of the corporation other than in the regular course of business, including a sale in dissolution but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds are to be distributed in cash to shareholders within one year;

  . an amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it
     (a) alters or abolishes a preferential right of the shares; (b) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (d) excludes or limits the right of shares to vote on any matter; (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (f) changes the corporation into a nonprofit corporation or cooperative organization; or

  . any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  With respect to corporations that have a class or series of shares either listed on a national securities exchange or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of these shares by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares.

  A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his or her shares must follow specific procedural requirements as set forth in the NCBCA in order to maintain such right and obtain such payment.

 First Citizens

  Under the GBCC (subject to certain exceptions), any shareholder of a Georgia corporation who objects to a merger and who fully complies with all of the dissenters' provisions (but not otherwise) shall be entitled to demand and receive payment for all (but not less than all) of his or her shares if the proposed merger is consummated. A shareholder who objects to a merger and desires to receive payment of the "fair value" of his or stock:

  . must file a written objection to the merger with the corporation either prior to the shareholders' meeting, or at the meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the merger is approved;

  .  must either abstain from voting or vote against approval of the merger;
     and

  . must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenters' notice sent to the dissenting shareholder following approval of the merger.

  If all of the above conditions are satisfied in full, the resulting corporation is required to make a written offer within 10 days of receiving the payment demand, or within 10 days after the consummation of the merger, whichever is later, to each dissenting shareholder to purchase all of such shareholder's shares at a specific price. If the resulting corporation and any dissenting shareholder are unable to agree on the fair value of the shares within 60 days, the resulting corporation will commence a proceeding in the superior court of the county in which the resulting corporation is headquartered to determine the rights of the dissenting shareholder and the fair value of his or her shares. The court may appoint appraisers to receive evidence and to recommend a decision on fair value.

  However, holders of First Citizens common stock do not have appraisal rights in connection with the BB&T merger because, as of the record date, shares of First Citizens common stock were listed on the Nasdaq National Market and the shares of BB&T common stock are held by at least 2,000 record shareholders.

Liquidation Rights

 BB&T

  In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

  Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of such savings associations from mutual to stock form.

 First Citizens

  In the event of the liquidation, dissolution or winding up of the affairs of First Citizens, after the payment in full of debts and other liabilities, the remaining assets would be distributed to the shareholders in proportion to their respective interests.

  Like BB&T, since First Citizens is a bank holding company, its rights and the rights of its creditors and of its shareholders to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that First Citizens may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation account established by First Citizens Bank (formerly Newnan Savings Bank, FSB) for the benefit of eligible account holders in connection with its conversion from mutual to stock form.

                             SHAREHOLDER PROPOSALS

  Any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders, which will not be held if the merger is completed, and included in First Citizens' proxy materials must be received at the main office of First Citizens, 19 Jefferson Street, Newnan, Georgia 30263, no later than April 30, 2000. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Securities Exchange Act, it will be included in First Citizens' proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if applicable. Shareholders wishing to present proposals at such meeting (but not include them in First Citizens' proxy materials) must also give notice of such proposals to First Citizens no later than June 15, 2000. It is urged that any proposals be sent by certified mail, return receipt requested.

                                OTHER BUSINESS

  The First Citizens Board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

  The validity of the shares of BB&T common stock offered hereby will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, as counsel to BB&T. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 38,000 shares of BB&T common stock.

                                    EXPERTS

  The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from BB&T's Current Report on Form 8-K dated April 30, 1999, which restates the consolidated financial statements that are incorporated by reference from BB&T's Annual Report on Form 10-K for the year ended December 31, 1998 to reflect the acquisition by BB&T of MainStreet Financial Corporation on March 5, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of First Citizens Corporation and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from First Citizens' Annual Report on Form 10-KSB for the year ended March 31, 1998 have been audited by Mauldin & Jenkins, LLC, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

  BB&T and First Citizens file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or certain other information that the companies file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago,

Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE, for BB&T, and Nasdaq, for First Citizens.

  BB&T has filed the registration statement to register with the SEC the BB&T common stock to be issued to First Citizens shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's registration statement or the exhibits to the registration statement.

  The SEC allows First Citizens and BB&T to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

  This proxy statement/prospectus incorporates by reference the documents set forth below that First Citizens and BB&T have previously filed with the SEC. These documents contain important information about First Citizens and BB&T and their businesses.

BB&T SEC Filings (File No. 1-10853)

Annual Report on Form 10-K       For the fiscal year ended December 31, 1998

Quarterly Reports on Form 10-Q   For the fiscal quarter ended March 31, 1999

Current Reports on Form 8-K      Filed January 8, 1999, January 14, 1999,
                                 January 27, 1999 (two filings), January 28,
                                 1999, February 25, 1999 (amended on April 28,
                                 1999), April 9, 1999, April 12, 1999, April
                                 28, 1999 (three filings) and April 30, 1999

Registration Statement on Form   Filed January 10, 1997
 8-A (concerning BB&T's
 shareholder rights plan)

First Citizens SEC Filings (File No. 333-4304)

Annual Report on Form 10-KSB     For the fiscal year ended March 31, 1998

Quarterly Reports on Form 10-Q   For the fiscal quarters ended June 30, 1998,
                                 September 30, 1998 and December 31, 1998

Current Reports on Form 8-K      Filed July 2, 1998 and February 8, 1999

The description of First         Filed July 1, 1996
 Citizens common stock in First
 Citizens' Registration
 Statement on Form S-4

  First Citizens and BB&T also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  BB&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BB&T, and First Citizens has supplied all such information relating to First Citizens before the merger.

  If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

        Shareholder Reporting                       Douglas J. Hertha
          BB&T Corporation                         Corporate Secretary
        Post Office Box 1290                       19 Jefferson Street
 Winston-Salem, North Carolina 27104              Newnan, Georgia 30264
           (336) 733-3021                            (770) 253-5017

If you would like to request documents from us, please do so by June 23, 1999 to receive them before the meeting.

  You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and First Citizens have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 24, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                           FIRST CITIZENS CORPORATION

                                      and

                                BB&T CORPORATION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I DEFINITIONS.....................................................  A-1

 ARTICLE II THE MERGER.....................................................  A-5
    2.1  Merger...........................................................   A-5
    2.2  Filing; Plan of Merger...........................................   A-5
    2.3  Effective Time...................................................   A-6
    2.4  Closing..........................................................   A-6
    2.5  Effect of Merger.................................................   A-6
    2.6  Further Assurances...............................................   A-6
    2.7  Merger Consideration.............................................   A-6
    2.8  Conversion of Shares; Payment of Merger Consideration............   A-7
    2.9  Conversion of Stock Options......................................   A-8
    2.10 No Right to Dissent..............................................   A-9
    2.11 Merger of Subsidiaries...........................................   A-9
    2.12 Anti-Dilution....................................................   A-9

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF FIRST CITIZENS..............  A-9
    3.1  Capital Structure................................................   A-9
    3.2  Organization, Standing and Authority.............................  A-10
    3.3  Ownership of Subsidiaries........................................  A-10
    3.4  Organization, Standing and Authority of the Subsidiaries.........  A-10
    3.5  Authorized and Effective Agreement...............................  A-10
    3.6  Securities Filings; Financial Statements; Statements True........  A-11
    3.7  Minute Books.....................................................  A-11
    3.8  Adverse Change...................................................  A-11
    3.9  Absence of Undisclosed Liabilities...............................  A-11
    3.10 Properties.......................................................  A-12
    3.11 Environmental Matters............................................  A-12
    3.12 Loans; Allowance for Loan Losses.................................  A-12
    3.13 Tax Matters......................................................  A-13
    3.14 Employees; Compensation; Benefit Plans...........................  A-14
    3.15 Certain Contracts................................................  A-16
    3.16 Legal Proceedings; Regulatory Approvals..........................  A-16
    3.17 Compliance with Laws; Filings....................................  A-17
    3.18 Brokers and Finders..............................................  A-17
    3.19 Repurchase Agreements; Derivatives...............................  A-17
    3.20 Deposit Accounts.................................................  A-18
    3.21 Related Party Transactions.......................................  A-18
    3.22 Certain Information..............................................  A-18
    3.23 Tax and Regulatory Matters.......................................  A-18
    3.24 State Takeover Laws..............................................  A-18
    3.25 Labor Relations..................................................  A-18
    3.26 Fairness Opinion.................................................  A-18

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BB&T......................... A-19
    4.1  Capital Structure of BB&T........................................  A-19
    4.2  Organization, Standing and Authority of BB&T.....................  A-19
    4.3  Authorized and Effective Agreement...............................  A-19
    4.4  Organization, Standing and Authority of BB&T Subsidiaries........  A-19
    4.5  Securities Documents; Statements True............................  A-20

                                                                            Page
                                                                            ----
    4.6  Financial Statements.............................................  A-20
    4.7  Certain Information..............................................  A-20
    4.8  Tax and Regulatory Matters.......................................  A-20
    4.9  Share Ownership..................................................  A-20
    4.10 Legal Proceedings; Regulatory Approvals..........................  A-20

 ARTICLE V COVENANTS....................................................... A-21
    5.1  First Citizens Shareholder Meeting...............................  A-21
    5.2  Registration Statement; Proxy Statement/Prospectus...............  A-21
    5.3  Plan of Merger; Reservation of Shares............................  A-21
    5.4  Additional Acts..................................................  A-21
    5.5  Best Efforts.....................................................  A-22
    5.6  Certain Accounting Matters.......................................  A-22
    5.7  Access to Information............................................  A-22
    5.8  Press Releases...................................................  A-23
    5.9  Forbearances of First Citizens...................................  A-23
    5.10 Employment Agreements............................................  A-24
    5.11 Affiliates.......................................................  A-25
    5.12 Section 401(k) Plan; Other Employee Benefits.....................  A-25
    5.13 Directors and Officers Protection................................  A-26
    5.14 Forbearances of BB&T.............................................  A-26
    5.15 Reports..........................................................  A-26
    5.16 Exchange Listing.................................................  A-26
    5.17 Advisory Board for Georgia Market Area...........................  A-27
    5.18 Board of Directors of BB&T.......................................  A-27
    5.19 No Sale of Jefferson Property....................................  A-27

 ARTICLE VI CONDITIONS PRECEDENT........................................... A-27
    6.1  Conditions Precedent--BB&T and First Citizens....................  A-27
    6.2  Conditions Precedent--First Citizens.............................  A-28
    6.3  Conditions Precedent--BB&T.......................................  A-28

 ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT.................... A-29
    7.1  Termination......................................................  A-29
    7.2  Effect of Termination............................................  A-31
    7.3  Survival of Representations, Warranties and Covenants............  A-31
    7.4  Waiver...........................................................  A-32
    7.5  Amendment or Supplement..........................................  A-32

 ARTICLE VIII MISCELLANEOUS................................................ A-32
    8.1  Expenses.........................................................  A-32
    8.2  Entire Agreement.................................................  A-32
    8.3  No Assignment....................................................  A-32
    8.4  Notices..........................................................  A-32
    8.5  Specific Performance.............................................  A-33
    8.6  Captions.........................................................  A-33
    8.7  Counterparts.....................................................  A-33
    8.8  Governing Law....................................................  A-34

 ANNEXES
 Annex A Articles of Merger...............................................
 Annex B Employment Agreement with Tom Moat...............................
 Annex C Employment Agreement with Charles M. Barnes......................
 Annex D Employment Agreement with Donald C. Phillips.....................
 Annex E Employment Agreement with Doug Heartha...........................

                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of January 26, 1999, is among FIRST CITIZENS CORPORATION (including, with respect to all periods prior to its inception on August 22, 1996, its predecessor, Newnan Savings Bank, FSB, "First Citizens"), a Georgia corporation having its principal office at Newnan, Georgia, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                               R E C I T A L S:

  The parties desire that First Citizens shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, First Citizens is concurrently granting to BB&T an option to acquire, under certain circumstances, 560,483 shares of the common stock, par value $1.00 per share, of First Citizens.

  Now, Therefore, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

1.1 Definitions

  When used herein, the capitalized terms set forth below shall have the following meanings:

  "Affiliate" means, with respect to any Person, any Person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

  "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in
Section 55-11-05 of the NCBCA, and with the office of the Secretary of State of Georgia, as provided in Section 14-2-1105 of the GBCC.

  "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

  "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

  "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an option to purchase shares of First Citizens Common Stock, which shall be executed immediately following execution of this Agreement.

  "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

  "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "Disclosed" shall mean disclosed in the First Citizens Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

  "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

  "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Financial Advisor" shall mean Morgan Keegan & Company, Inc.

  "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 1997, 1996, and 1995, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996, and 1995, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1997, and (b) with respect to First Citizens, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of First Citizens as of March 31, 1998, March 31, 1997 and March 31, 1996, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended March 31, 1998, March 31, 1997 and March 31, 1996 as filed by First Citizens in Securities Documents and (ii) the consolidated statements of financial condition of First Citizens (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) included in Securities Documents filed by First Citizens with respect to periods ended subsequent to March 31, 1998.

  "First Citizens Common Stock" shall mean the shares of voting common stock, par value $1.00 per share, of First Citizens. The First Citizens Common Stock has no Rights attached, except as provided in Section 3.1.

  "First Citizens Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "First Citizens Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than ten days following the date of execution of this Agreement by First Citizens to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

  "First Citizens Subsidiaries" shall mean First Citizens Bank, First Citizens Bank of Fayette County, First Citizens Bank of Clayton County, Citizens Mortgage Group, Inc., Newnan Financial Services, Inc., Jefferson Ventures, Inc., and any and all other Subsidiaries of First Citizens as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of First Citizens after the date hereof and held as a Subsidiary by First Citizens at the Effective Time.

  "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

  "GBCC" shall mean the Georgia Business Corporation Code, as amended.

  "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
(iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

  "IRS" shall mean the Internal Revenue Service.

  "Material Adverse Effect" on BB&T or First Citizens shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or First Citizens and the First Citizens Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or First Citizens to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or First Citizens taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger.

  "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "OTS" shall mean the Office of Thrift Supervision.

  "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of First Citizens to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

  "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed

                                                                     APPENDIX B

                                                               January 25, 1999

Board of Directors
First Citizens Corporation
19 Jefferson Street
Newnan, GA 30263

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First Citizens Corporation (the "Company") of the Exchange Ratio in connection with its proposed merger with BB&T Corporation ("BB&T") (the "Transaction") pursuant to and in accordance with the terms of the Agreement and Plan of Reorganization (the "Agreement") entered into by and between BB&T and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

  You have advised us that, pursuant to the Agreement, BB&T and the Company will merge (the "Merger") with and into BB&T and that the Company's banking subsidiary will become a wholly owned bank subsidiary of BB&T. Each share of the Company's Common Stock (excluding shares held by Company shareholders who have perfected their dissenter' rights of appraisal) issued and outstanding at the Effective Time shall be converted into 1.0789 shares of BB&T Common Stock. In addition, each stock option outstanding shall be converted at the above Exchange Ratio into and become rights with respect to BB&T Common Stock.

  Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company to serve as its financial advisor. Morgan Keegan will receive a fee for serving as financial advisor and for rendering this opinion. We have not advised any party in connection with the Transaction other than the Company and we make no recommendation to the shareholders of the Company.

  In connection with our opinion, we have (1) reviewed the Agreement; (2) held discussions with various members of management and representatives of the Company and BB&T concerning each company's historical and current operations, financial condition and prospects; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and BB&T; (4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and BB&T and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; (7) considered the relative contributions of the Company and BB&T to the combined company; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and BB&T contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company and BB&T as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and BB&T and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and BB&T. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or BB&T nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction would be consummated on a timely basis in the manner contemplated in the Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of BB&T Common Stock will trade following the date hereof, or the price or trading range at which BB&T Common Stock will trade upon completion of the Transaction.

  Morgan Keegan has not previously provided investment banking services, but has provided fixed income services, to the Company. In the ordinary course of business, we do not serve as a market maker for the Company or BB&T Common Stock and do not trade shares for our own account. However, we may trade shares for our customers.

  It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's shareholders.

                                          Yours very truly,

                                            /s/ Morgan Keegan & Company, Inc.
                                          _____________________________________
                                              Morgan Keegan & Company, Inc.

                                                                   May 24, 1999

Board of Directors
First Citizens Corporation
19 Jefferson Street
Newman, GA 30263

Gentlemen:

  By letter of January 25, 1999 (the "Prior Opinion"), we provided to you our opinion relating to the proposed merger with BB&T Corporation. Subject to the qualifications, conditions, and assumptions contained therein, we hereby confirm to you the matters stated in our Prior Opinion, as if restated in their entirety, as of this date.

                                          Very truly yours,

                                          /s/ Morgan Keegan & Company, Inc.

                                          Morgan Keegan & Company, Inc.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

  The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

  The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

  The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

  Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

  (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 Exhibit
   No.                                 Description
 -------                               -----------
   2     Agreement and Plan of Reorganization dated as of January 25, 1999 between BB&T Corporation and First Citizens Corporation (included as
         Appendix A to the Proxy Statement/Prospectus)

   5     Opinion of Womble Carlyle Sandridge & Rice, PLLC*

   8     Opinion of Womble Carlyle Sandridge & Rice, PLLC*

  23(a)  Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
         5)*

  23(b)  Consent of McGuire, Woods, Battle & Boothe, LLP (included in Exhibit
         8)*

  23(c)  Consent of Arthur Andersen LLP*

  23(d)  Consent of Mauldin & Jenkins, LLC*

  23(e)  Consent of Morgan Keegan & Company, Inc.*

  24     Power of Attorney*

  99(a)  Form of First Citizens Corporation Proxy Card*

  99(b)  Option Agreement, dated January 26, 1999, between BB&T Corporation and
         First Citizens Corporation*

--------
* Previously filed

  (b) Financial statement schedules: Not applicable.

Item 22. Undertakings

  A. The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on May 24, 1999.

                                          BB&T Corporation

                                                   /s/ Jerone C. Herring
                                          By: _________________________________
                                                     Jerone C. Herring
                                               Executive Vice President and
                                                         Secretary

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on May 24, 1999.

              Signature                                  Title
              ---------                                  -----
     /s/ John A. Allison IV*           Chairman of the Board and Chief Executive
______________________________________  Officer (principal executive officer)
          John A. Allison IV
        /s/ Scott E. Reed*             Senior Executive Vice President and Chief
______________________________________  Financial Officer (principal financial
            Scott E. Reed               officer)
      /s/ Sherry A. Kellett*           Executive Vice President and Controller
______________________________________  (principal accounting officer)
          Sherry A. Kellett
      /s/ Paul B. Barringer*           Director
______________________________________
          Paul B. Barringer
     /s/ Alfred E. Cleveland*          Director
______________________________________
         Alfred E. Cleveland
   /s/ W. R. Cuthbertson, Jr.*         Director
______________________________________
        W. R. Cuthbertson, Jr.
       /s/ Ronald E. Deal*             Director
______________________________________
            Ronald E. Deal
      /s/ A. J. Dooley, Sr.*           Director
______________________________________
          A. J. Dooley, Sr.
                                       Director
______________________________________
             Tom D. Efird
      /s/ Paul S. Goldsmith*           Director
______________________________________
          Paul S. Goldsmith

              Signature                                  Title
              ---------                                  -----
     /s/ L. Vincent Hackley*           Director
______________________________________
          L. Vincent Hackley
        /s/ Jane P. Helm*              Director
______________________________________
             Jane P. Helm
    /s/ Richard Janeway, M.D.*         Director
______________________________________
        Richard Janeway, M.D.
   /s/ J. Ernest Lathem, M.D.*         Director
______________________________________
        J. Ernest Lathem, M.D.
      /s/ James H. Maynard*            Director
______________________________________
           James H. Maynard
   /s/ Joseph A. McAleer, Jr.*         Director
______________________________________
        Joseph A. McAleer, Jr.
     /s/ Albert O. McCauley*           Director
______________________________________
          Albert O. McCauley
   /s/ Richard L. Player, Jr.*         Director
______________________________________
        Richard L. Player, Jr.
  /s/ C. Edward Pleasants, Jr.*        Director
______________________________________
       C. Edward Pleasants, Jr.
       /s/ Nido R. Qubein*             Director
______________________________________
            Nido R. Qubein
       /s/ E. Rhone Sasser*            Director
______________________________________
           E. Rhone Sasser
        /s/ Jack E. Shaw*              Director
______________________________________
             Jack E. Shaw
       /s/ Harold B. Wells*            Director
______________________________________
           Harold B. Wells
      /s/ Jerone C. Herring
*By: _________________________________
          Jerone C. Herring
           Attorney-in-Fact